Exhibit 2.1

Execution Version

ASSET PURCHASE AND SALE AGREEMENT
Woodford Area

between

Linn Energy Holdings, LLC
Midcontinent I, LLC
Midcontinent II, LLC
Linn Operating, Inc.
as “Sellers”

and

Devon Energy Production Company, LP
as “Buyer”

Dated as of October 9, 2008

Execution Version

PSA.FINAL.DOC

i

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EXHIBITS

A           Leases
B           Excluded Assets
C           Allocation of Purchase Price
D           Form of Assignment

SCHEDULES

4           Sellers Disclosure Schedule
4.6           Litigation
4.7           Material Contracts
4.9           Taxes
4.11         Leases
4.12         Imbalances
4.13         Current Commitments
4.16         Preferential Rights and Consents
12.10     Sellers Bonds
13.1(a)  Sellers’ Knowledge
13.1(b)Buyer’s Knowledge

Execution Version

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT dated October 9, 2008, is made by and between Linn Energy Holdings, LLC, a Delaware limited liability company (“LEH”), Midcontinent I, LLC, an Oklahoma limited liability company, Midcontinent II, LLC, an Oklahoma limited liability company, and Linn Operating, Inc., a Delaware corporation (“LOI”) (collectively “Sellers”), and Devon Energy Production Company, LP, an Oklahoma limited partnership (“Buyer”).

RECITALS:

A.    Sellers desire to sell, assign and convey to Buyer, and Buyer desires to purchase and accept from Sellers, certain oil and gas properties located in Blaine, Caddo, Canadian, Grady and Kingfisher Counties, Oklahoma.

B.    Sellers and Buyer deem it in their mutual best interests to execute and deliver this Agreement.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants and agreements contained herein, Sellers and Buyer do hereby agree as follows:

ARTICLE I
Properties To Be Sold and Purchased

Section 1.1.                                Assets Included.

Subject to Section 1.2, Sellers agree to sell and Buyer agrees to purchase, for the consideration hereinafter set forth, and subject to the terms and provisions herein contained, the following described properties, rights and interests:

(a)           All right, title and interest of Sellers in and to the Leases described on Exhibit A attached hereto (and any ratifications, extensions, renewals, and/or amendments to such Leases, whether or not such ratifications, extensions, renewals, or amendments are described on Exhibit A (the “Subject Leases”), but insofar only as the Subject Leases cover, include or pertain to the Deep Rights, together with a right of ingress and egress through the Shallow Zones for the purpose of accessing, drilling to, testing, completing in, producing from, reworking, and exploiting the Deep Zones;

(b)           Without limitation of the foregoing but subject to Section 1.2, all other right, title and interest (of whatever kind or character, whether legal or equitable, and whether vested or contingent) of Sellers in and to the oil, gas, and other minerals in and under or that may be produced from the Deep Zones of or underlying (1) the lands described in Exhibit A hereto or described in or covered by any of the Subject Leases, and/or (2) any lands spaced, pooled or unitized with any of those lands (collectively, the “Lands”) (including interests and rights in or attributable to the Subject Leases, overriding royalties, production payments, operating rights, working interests, leasehold cost-bearing interests, and net profits interests in the Lands or the Subject Leases, and fee

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mineral interests, fee and term royalty interests, and other interests insofar as they cover or are entitled to share in the production or proceeds of production of Hydrocarbons derived from or attributable to the Deep Zones of the Lands), even though Sellers’ interest therein may be incorrectly described in, or omitted from, Exhibit A;

(c)           All rights, titles and interests of Sellers in and to, or otherwise derived from all oil, gas, or mineral unitization, pooling, or communitization agreements, declarations, and/or orders and in and to the properties covered and the units created thereby (including all units formed under orders, rules, regulations, or other official acts of any Governmental Entity having jurisdiction, voluntary unitization agreements, designations and/or declarations) existing and valid as of the Closing Date that are related to any of the properties described in Sections 1.1(a) or (b) above, but only as any of the foregoing relate to the Deep Rights;

(d)           All rights, titles and interests of Sellers in and to, or otherwise derived from all contracts and agreements related to the Oil and Gas Properties, including but not limited to the Material Contracts, that may be transferred to and assumed by Buyer without resulting in any breach or violation by Seller or Buyer of any obligation or requirement therein, or Applicable Law, but only to the extent the same relate to the Deep Rights and only to the extent such rights, titles and interests may be transferred to and assumed by Buyer without prejudicing Sellers’ retained rights with respect to the Shallow Zones in any material respect;

(e)           one copy of all files, data, documentation, and records (including electronic data) that directly pertain to the assets, properties, interests and rights described or referenced in Sections 1.1(a), (b), (c), (d) and/or (f), and are in the possession or under the control of any Seller or any Affiliate of any Seller, including lease files, land files, division order files, abstracts, title files, and accounting records, but excluding any of the files, data, documentation, and records which constitute any of the “Excluded Assets” (as defined in Section 1.2) (the “Records”);

(f)           a right to use any of surface use agreements, easements, rights of way, licenses, authorizations, permits, and similar rights and interests held by Sellers that are applicable to, or used in connection with the Oil and Gas Properties, but only insofar as Sellers can transfer to or confer on Buyer the right to such use or such use by Buyer would not limit Seller’s use as respect the Excluded Assets in any material respect (collectively, the “Surface Contracts”); and

(g)           all claims, rights, and causes of action of Sellers against third parties, asserted and unasserted, known and unknown, but only to the extent each such claim, right or cause of action results or arises from any circumstance, matter or event which could reasonably be expected to adversely affect the value, use or operation of the “Oil and Gas Properties” (as defined in this Section 1.1) on or after the Effective Date, but excluding any such claims, rights, and causes of action which are not assignable or transferable under Applicable Law.  If necessary to give effect to the assignment of such rights, claims, and causes of action, Sellers will assign at the Closing to Buyer the right to be subrogated to such rights, claims, and causes of action;

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As used herein:  (i) “Oil and Gas Properties” means the properties, assets, rights, and interests described in Sections 1.1(a), (b) and (c) above, save and except for any such properties or assets that are Excluded Assets; and (ii) “Properties” means the Oil and Gas Properties plus the properties and interests described in Sections 1.1 (d), (e), (f) and (g) above, save and except for any such properties or assets that are Excluded Assets.

Section 1.2.                                Assets Excluded.

Notwithstanding anything herein contained to the contrary, neither the Oil and Gas Properties nor the Properties include, and there is hereby excepted and reserved unto Sellers all other assets, properties, and business of Sellers, including the following:

(a)           All right, title and interest of Sellers in the Subject Leases and Lands to the extent covering, including or pertaining to the Shallow Zones, together with a right to use the Surface Contracts to access the same;

(b)           All right, title and interest of Sellers in and to the wellbores only of all wells located on the Oil and Gas Properties that are, as of the Effective Date, producing from or completed in and capable of producing from the Deep Zones (the “Existing Deep Wells”), together with all associated production of Hydrocarbons from those wellbores and the right to complete, recomplete or re-enter any Existing Deep Well, but not the right to deepen or sidetrack any Existing Deep Well; and, further, together with so much of those rights, titles and interests described in Sections 1.1(a), 1.1(b) and 1.1(c) insofar as and only insofar as the same pertain to the wellbores only of the Existing Deep Wells and the associated production of Hydrocarbons therefrom, and together with so much of the rights, titles and interests derived from contracts and agreements described in Section 1.1(d) insofar as and only insofar as the same pertains to the wellbores only of the Existing Deep Wells and the right of production of Hydrocarbons therefrom;

(c)           All right, title and interest of Sellers in all equipment, machinery, fixtures, facilities, and other tangible personal property and improvements located in, on, or under the Properties or used or held for use in connection with the operation of the Properties, including, but not limited to pumps, well equipment (surface and subsurface), saltwater disposal wells, lines and facilities, sulfur recovery facilities, compressors, compressor stations, dehydration facilities, treating facilities, pipeline gathering lines, flow lines, transportation lines (including long lines and laterals), valves, meters, separators, tanks, tank batteries, buildings, roads, and other fixtures;

(d)           Any accounts receivable or accounts payable accruing before the Effective Date;

(e)           All of Sellers’ right, title, and interest in any Leases, overriding royalties, production payments, net profits interests, fee or term mineral interests, fee or term royalty interests and other interests in oil, gas, and other minerals not expressly included in the definition of Oil and Gas Properties and all oil, gas or other hydrocarbon production from or attributable to the Properties with respect to all periods prior to the Effective Date, all proceeds attributable thereto, and all Hydrocarbons that, at the

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Effective Date, are owned by Sellers and are in storage or within processing plants or in flow lines, gathering systems or transmission pipelines;

(f)           Any rebate or refund of costs, Taxes, or expenses borne by Sellers or Sellers’ predecessors in title attributable to periods prior to the Effective Date;

(g)           All contracts of insurance or indemnity;

(h)           All claims (including insurance claims) and causes of action of Sellers against one or more third parties arising from acts, omission, or events occurring prior to the Effective Date and all claims under any joint interest audit attributable to any period prior to the Effective Date), except for the claims and causes of action described in Section 1.1(g);

(i)           All limited liability company, financial, tax, and legal (other than title) books and records of Sellers;

(j)           Any geological, geophysical or seismic data, materials, or information, including maps, interpretations, records, or other technical information related to or based upon any such data, materials or information, and any other asset, data, materials, or information, the transfer of which is restricted or prohibited under the terms of any third party license, confidentiality agreement, or other agreement or the transfer of which would require the payment of a fee or other consideration to any third party; provided, however, that if any such data, materials, or information is transferable upon payment of a fee or other consideration, and if Buyer has paid such fee or other consideration prior to the Closing Date, then such data, materials, or information shall be transferred to Buyer;

(k)           All share drive and accounting servers related to the Properties regardless of where such servers are located;

(l)           All of Sellers’ accounting or other administrative systems, computer software, patents, trade secrets, copyrights, names, trademarks, logos, and other intellectual property;

(m)           All documents and instruments of Sellers that may be protected by an attorney-client privilege (exclusive of title opinions in respect of the Oil and Gas Properties and all documents and instruments related to any matters in Sellers Disclosure Schedule, except such documents and instruments as may be subject to a confidentiality agreement or a protective order);

(n)           All of the other properties, interests and assets described on Exhibit B attached hereto, together with any rights, liabilities, or obligations associated with such assets;

(o)           Any other right or interest in and to the Properties to the extent attributable to the period prior to the Effective Date, except for rights, claims and causes of action described in Section 1.1(g);

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(p)           All original lease files, title opinions,  and accounting records and other files that relate to the Properties;

(q)           All bonds, letters of credit and guarantees if any, posted by Sellers or any Affiliate with any Governmental Authority or third person and relating to the Properties; and

(r)           All (i) correspondence or other documents or instruments of Sellers relating to the transactions contemplated hereby, (ii) lists of other prospective purchasers of Sellers or the Properties compiled by Sellers, (iii) bids submitted to Sellers by other prospective purchasers of Sellers or the Properties, (iv) analyses by Sellers or any Affiliates thereof submitted by other prospective purchasers of Sellers or the Properties, and (v) correspondence between or among Sellers or their Affiliates or their respective representatives with respect to, or with, any other prospective purchasers of Sellers or the Properties.

The properties and interests specified in the foregoing paragraphs (a) through (r) of this Section 1.2 are herein collectively called the “Excluded Assets”.  It is understood that certain of the Excluded Assets may not be embraced by the term “Properties”.  The fact that certain assets have been expressly excluded is not intended to suggest that had they not been excluded they would have constituted Properties and may not be used to interpret the meaning of any word or phrase used in describing the Properties.

Section 1.3.                                Non-Assumption.  Buyer does not and shall not assume, and shall not be deemed to have assumed any obligation, undertaking, responsibility or liability of Seller under any contract or agreement to the extent or insofar as that obligation, undertaking, responsibility or liability pertains to the Excluded Assets.

ARTICLE II
Purchase Price

Section 2.1.                                Purchase Price.

In partial consideration of the sale of the Properties by Sellers to Buyer, Buyer shall pay to Sellers cash in the amount of Two-Hundred Twenty-Nine Million, One-Hundred Thirty-Five Thousand, One-Hundred Fifty-Six Dollars ($229,135,156.00) (the “Purchase Price”).  The Purchase Price, as adjusted pursuant to this Article II and the other applicable provisions hereof, is herein called the “Adjusted Purchase Price”.

Section 2.2.                                Accounting Adjustments.

(a)           Subject to Section 2.2(b), and in addition to other adjustments to the Purchase Price provided for in this Agreement, including adjustments for Title Defects provided for in Article VIII, appropriate adjustments shall be made between Buyer and Sellers so that:

(i)           all direct, non-affiliated third-party expenses reasonably incurred by Sellers for work done in the drilling and operation of the Oil and Gas

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Properties on or after the Effective Date in accordance with this Agreement will be borne by Buyer, excluding all such third-party expenses to the extent pertaining or attributable to any of the Excluded Assets, and all production and proceeds (net of applicable gathering, transportation charges as well as production, severance, and similar Taxes) from the sale of oil, gas or other minerals produced from the Oil and Gas Properties on or after the Effective Date will be received by and belong to Buyer, and

(ii)           all expenses for work done in the operation of the Oil and Gas Properties before the Effective Date will be borne by Sellers and all proceeds (net of applicable production, severance, and similar Taxes) from the sale of oil, gas, or other minerals produced therefrom before the Effective Date will be received by and belong to Sellers.

(b)           It is agreed that, in making the adjustments contemplated by Section 2.2(a):

(i)           ad valorem Taxes assessed with respect to a period which begins before and ends on or after the Effective Date shall be prorated based on the number of days in such period which fall on each side of the Effective Date (with the day on which the Effective Date falls being counted in the period after the Effective Date), and

(ii)           no consideration shall be given to the local, state, or federal income tax liabilities of any party.

Notwithstanding any other provision in this Agreement to the contrary, Buyer shall not have any obligation, responsibility, liability or undertaking for any cost or expense incurred in connection with the ownership, use or operation of any Excluded Assets, including the Existing Deep Wells.

Section 2.3.                                Closing and Post-Closing Accounting Settlements.

(a)           No later than three (3) business days prior to the Closing Date, the parties shall determine, based upon the best information reasonably available to them, the amount of the adjustments provided for in Section 2.2 and, any other adjustments provided in this Agreement to be made at the Closing to the Purchase Price. If the amount of adjustments so determined which would result in a credit to Buyer exceed the amount of adjustments so determined which would result in a credit to Sellers, Buyer shall receive a credit, for the amount of such excess, against the Purchase Price to be paid at Closing, and, if the converse is true, Buyer shall pay to Sellers, at Closing (in addition to amounts otherwise then owed), the amount of such excess.  If the parties are unable to resolve any disagreement concerning any proposed Purchase Price adjustment provided for in or to be made pursuant to Section 2.2 at the Closing (excluding any adjustment provided for elsewhere in this Agreement, such as an adjustment resulting from a Title Defect ) then the amount of the adjustment to the Purchase Price with respect to all disputed items shall be the amount that is midway between Sellers’ and Buyer’s good faith proposed adjustment with respect to such disputed items.

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(b)           On or before 120 days after Closing, Buyer and Sellers shall review any additional information which may then be available pertaining to the adjustments provided for in Section 2.2 and elsewhere in this Agreement, shall determine if any additional adjustments (whether the same be made to account for expenses or revenues not considered in making the adjustments made at Closing, or to correct errors made in such adjustments) should be made beyond those made at Closing, and shall make any such adjustments by appropriate payments from Sellers to Buyer or from Buyer to Sellers. Following such additional adjustments, no further adjustments to the Purchase Price shall be made under this Section 2.3.  This Section 2.3 shall not apply or pertain to any Party’s rights or obligations under Article XI, or with respect to any breach by any Party of any of its obligations, undertakings, representations or warranties contained in this Agreement.

(c)           If a dispute arises under Section 2.3(b) with respect to any additional adjustments (an “Accounting Dispute”) that the parties have been unable to resolve prior to the end of the 120-day period in Section 2.3(b) above, except and excluding any dispute concerning any adjustment resulting from any Title Defect or alleged Title Defect, which shall be handled and resolved in accordance with Section 8.2, then any party shall have the right, by written notice to the other specifying in reasonable detail the basis for the Accounting Dispute, to resolve the Accounting Dispute by submission thereof to a independent public accounting firm mutually agreeable to the parties, which firm shall serve as sole arbitrator (the “Accounting Referee”).  The scope of the Accounting Referee’s engagement shall be limited to the resolution of the items described in the notice of the Accounting Dispute given in accordance with the foregoing and the corresponding calculation of the adjustments pursuant to Section 2.2.  The Accounting Referee shall be instructed by the parties to resolve the Accounting Dispute as soon as reasonably practicable in light of the circumstances but in no event in excess of 15 days following the submission of the Accounting Dispute to the Accounting Referee.  The decision and award of the Accounting Referee shall be binding upon the parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by Applicable Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.  The fees and expenses of the Accounting Referee shall be borne equally by Sellers, on the one hand, and Buyer, on the other hand.

Section 2.4.                                Payment of Adjusted Purchase Price.

The Adjusted Purchase Price shall be paid to Sellers as follows:

(a)           Within one Business Day after the execution and delivery of this Agreement, Buyer shall tender to the Escrow Agent cash equal to five percent (5%) of the Purchase Price as a deposit (such amount, together with all interest earned thereon, the “Deposit”) to be held by Escrow Agent pursuant to the Escrow Agreement.  The Deposit shall (i) be applied against the Adjusted Purchase Price owing by Buyer at the Closing pursuant to Section 2.4(b), (ii) retained by Sellers pursuant to Section 10.2, or (iii) returned to Buyer pursuant to Section 10.2, as applicable.

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(b)           At the Closing, Buyer shall pay to Sellers cash equal to the Adjusted Purchase Price, less the sum of the Deposit, as determined by the parties pursuant to Section 2.3(a).  At Closing, the Deposit will become the Holdback Amount referenced in Section 8.6(d).  The Holdback Amount will be released to Buyer or Sellers in accordance with Section 8.6(d).

(c)           All cash payments by Buyer pursuant to this Section 2.4 shall be made in immediately available funds by confirmed wire transfer to a bank account or accounts designated by Sellers, as applicable.

Section 2.5.                                Allocation of Purchase Price.

Buyer and Sellers have agreed as to the allocation of the Adjusted Purchase Price among the Properties under the methodology required by Section 1060 of the Code.  Such agreed allocation is set forth on Exhibit C attached hereto.  The Buyer and Sellers shall report the transactions contemplated hereby on all Tax Returns, including, but not limited to Form 8594, in a manner consistent with such allocation.  If, contrary to the intent of the parties hereto as expressed in this Section 2.5, any taxing authority makes or proposes an allocation different from the allocation determined under this Section 2.5, Buyer and Sellers shall cooperate with each other in good faith to contest such taxing authority’s allocation (or proposed allocation), provided, however, that, after consultation with the party adversely affected by such allocation (or proposed allocation), the other party hereto may file such protective claims or Tax Returns as may be reasonably required to protect its interests.

ARTICLE III
The Closing

The closing of the transactions contemplated hereby (the “Closing”) shall take place (i) at the offices of Sellers at 600 Travis Street, Suite 5100, Houston, Texas 77002, at 10:00 a.m. (local Houston, Texas time) on November 24, 2008, or (ii) at such other time or place or on such other date as the parties hereto shall agree.  The date on which the Closing is required to take place is herein referred to as the “Closing Date”.  All Closing transactions shall be deemed to have occurred simultaneously.

ARTICLE IV
Representations and Warranties of Sellers

Except as provided in Sellers Disclosure Schedule, each Seller hereby represents and warrants to Buyer as follows:

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Section 4.1.                                Organization and Existence.

Seller is a limited liability company or corporation duly formed or organized, validly existing, and in good standing under the Applicable Laws of the State of Delaware or the State of Oklahoma.  Seller is duly qualified to do business in Oklahoma and duly qualified to do business and in good standing in each jurisdiction in which either the ownership or use of its properties, or the nature of its activities, requires such qualification under Applicable Law, except where the failure to be so qualified or in good standing will not in any manner impair Seller’s ability to consummate the transactions contemplated hereby by Seller in accordance with this Agreement or result in Buyer incurring any loss or liability in connection therewith.

Section 4.2.                                Power and Authority.

Seller has all requisite corporate or limited liability company power and authority to execute, deliver, and perform this Agreement, the Assignment, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party, to own and operate its assets and properties, including the Properties, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance by Seller of this Agreement, the Assignment, and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action of Seller.

Section 4.3.                                Valid and Binding Agreement.

This Agreement has been duly executed and delivered by Seller and constitutes, and the Assignment and each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Seller and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Seller, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

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Section 4.4.                                Non-Contravention.

Other than requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, neither the execution, delivery, and performance by Seller of this Agreement, the Assignment, and each other agreement, instrument, or document executed or to Sellers’ Knowledge to be executed by Seller in connection with the transactions contemplated hereby to which it is, a party nor the consummation by it of the transactions contemplated hereby and thereby do and will (a) conflict with or result in a violation of Seller’s Governing Documents, (b) materially conflict with or result in a material violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a material default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage or indenture, or any material lease, contract, agreement, or other instrument or obligation to which Seller is a party or by which any Seller or any of its properties may be bound, (c) result in the creation or imposition of any Lien or other encumbrance upon any of the Properties, or (d) result in a material violation of any Applicable Law binding upon the Seller.

Section 4.5.                                Approvals.

Other than requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase), from third parties and except for approvals required to be obtained from Governmental Entities who are lessors under leases forming a part of the Oil and Gas Properties (or who administer such leases on behalf of such lessors) which are customarily obtained after the consummation of the purchase and sale of oil and gas properties consisting in part of such type of leases and compliance with the qualification requirements to obtain such approvals, no material consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or other Governmental Entity or of any third party is required to be obtained or made by Seller in connection with the execution, delivery, or performance by Seller of this Agreement, the Assignment, each other agreement, instrument, or document executed or to be executed by Seller in connection with the transactions contemplated hereby to which they are a party or the consummation by them of the transactions contemplated hereby or thereby.

Section 4.6.                                Litigation.

Except as listed on Section 4.6 of the Sellers Disclosure Schedule, there are no Proceedings pending or, to Sellers’ Knowledge, threatened, against or affecting Seller or the Properties (including any Proceedings pending or threatened (i) challenging or pertaining to Seller’s title to any of the Properties, (ii) alleging the violation of any Applicable Law by Seller with respect to its ownership or operation of any of the Properties, or (iii) affecting the execution and delivery of this Agreement by Seller or the consummation of the transactions contemplated hereby by Seller.

Section 4.7.                                Contracts.

Section 4.7 of Sellers Disclosure Schedule identifies and lists all Material Contracts.  To Sellers’ Knowledge, none of the Sellers is in material breach of or material default under any Material Contract except as disclosed on Section 4.7 of the Sellers Disclosure Schedule.  To Sellers’ Knowledge, all Material Contracts are in full force and effect.  Except as disclosed on Section

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4.7 of the Sellers Disclosure Schedule, there are no hedges, futures, options, swaps or other derivatives with respect to the sale of production that will be binding on Sellers (or Buyer as Sellers’ transferee) or the Properties after Closing.  To Sellers’ Knowledge, the Records include a true and complete copy of each of the Material Contracts.  No notice of default or breach has been received or delivered by Seller under any Material Contract, the resolution of which is currently outstanding, and no currently effective notices have been received by Seller of the exercise of any premature termination, price redetermination, market-out or curtailment of any Material Contract.

Section 4.8.                                Compliance with Laws.

The ownership, use, and operation of the Oil and Gas Properties and the Surface Contracts by Seller and its respective Affiliates have been in compliance in all material respects with all Applicable Laws.

Section 4.9.                                Taxes.

(a)           Except as set forth in Section 4.9 of the Sellers Disclosure Schedule and excluding gross production taxes withheld and remitted by first purchasers or other Persons, all ad valorem (but excluding ad valorem taxes pertaining to non-producing leases) and severance Taxes due and payable for the Properties have been timely paid in accordance with Applicable Laws and are not delinquent, or if not paid, are being contested in good faith by one or more of the Sellers.

(b)           With respect to all Taxes related to the Properties, but excluding gross production taxes withheld and remitted by first purchasers or other Persons, (i) all material Tax Returns relating to the Properties required to be filed on or before the Effective Date by Sellers with respect to any Taxes for any period ending on or before the Effective Date have been timely filed with the appropriate Governmental Entity, (ii) to Sellers Knowledge such Tax Returns are true and correct in all respects, and (iii) all Taxes reported on such Tax Returns have been paid or provided for, except those being contested in good faith.

(c)           With respect to all Taxes related to the Properties (i) there are not currently in effect any extension or waiver by Sellers of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax related to the Properties, and (ii) there are no administrative Proceedings or lawsuits pending against the Properties or Sellers with respect to the Properties by any taxing authority.

(d)           None of the Properties were bound as of the Effective Date or will be bound at Closing by any tax partnership agreement binding upon Sellers that would preclude Sellers form being entitled to dispose of the property.

Section 4.10.                                Net Revenue Interest in Leases.

To the extent any of the Subject Leases were acquired by Sellers or their Affiliates pursuant to the Dominion PSA (such Subject Leases referred to herein as the “Dominion Heritage Leases”), the Net Revenue Interest attributable to each such Dominion Heritage Lease has not been

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reduced by any of Sellers or any such Affiliates between the acquisition of such Leases and the current date without a corresponding reduction in the Working Interest attributable to such Dominion Heritage Leases, except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements.  Sellers have provided Buyer with Sellers’ estimated current Net Revenue Interest attributable to the Dominion Heritage Leases on Exhibit C hereto; provided, however, that Sellers and Buyer recognize that Net Revenue Interests provided on Exhibit C are for illustration only, and Buyer is not entitled to rely on the Net Revenue Interests provided on Exhibit C for any purpose.

Section 4.11.                                Leases.

Except as set forth in Section 4.11 of Sellers Disclosure Schedule, (i) each of the Subject Leases identified at Exhibit “A” is either in its stated primary term or held by production if beyond its stated primary term, and (ii) Seller has complied in all material respects with its obligations under those Subject Leases.

Section 4.12.                                Prepayments; Imbalances

Other than royalties, overrides or similar arrangements reflected in Exhibit A, none of the Oil and Gas Properties are subject to any outstanding obligations for the future delivery of any of the Hydrocarbons attributable or allocable to any of the Subject Leases as a result or on account of any deficiency payments, prepayment, advance payment, take-or-pay payment or similar payment heretofore received by Seller and, to Sellers’ Knowledge, no payments for production of Hydrocarbons attributable to any Seller’s interest in the Subject Leases have been received which are subject to refund or recoupment out of future production.  Except as identified in Section 4.12 of Sellers Disclosure Schedule, there are no Imbalances.

Section 4.13.                                Current Commitments.

Section 4.13 of the Sellers Disclosure Schedule contains a true and complete list of (i) all currently outstanding or pending proposals received or made by Seller with respect to the drilling of any well (excluding the Existing Deep Wells) to any of the Deep Zones as of the date of this Agreement and (ii) all authorizations for expenditures received or prepared by Sellers for currently proposed or on-going operations or capital expenditures with respect to any of the Oil and Gas Properties by any Person, including Seller.  Except for (i) the continuing operations conducted at the Oil and Gas Properties in the ordinary course, (ii) operations conducted at the Properties before the date hereof, and (iii) any operation at the Oil and Gas Properties necessary to address an emergency, Seller has not become legally obligated as of the date hereof to expend in excess of Twenty-Five Thousand Dollars ($25,000.00) (net to Seller’s interest in the pertinent Oil and Gas Properties) in connection with any operation conducted after the Effective Date with respect to the Oil and Gas Properties other than the commitments disclosed on Section 4.13.

Section 4.14.                                Environmental Matters.

(a)           To Sellers’ Knowledge, the Properties and any operations conducted with respect to the Properties are and, within the time periods specified under all applicable

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statutes of limitations, have been in compliance in all material respects with all applicable Environmental Laws and are not subject to any material Environmental Liabilities.

(b)           Sellers have made available to Buyer complete and correct copies of all environmental site assessment reports, studies, analyses, and correspondence concerning alleged environmental matters (including any alleged non-compliance with any Environmental Law, any alleged exposure to Hazardous Materials, or any release, threatened release, or disposal of Hazardous Materials) that are in the possession or control of Sellers or any Affiliate of Sellers and relate to the ownership or operation of the Properties.

Section 4.15.                                Fees and Commissions.

Buyer will have no responsibility for payment of any broker’s, finder’s, financial advisors’ or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon any arrangements made by or on behalf of Sellers.

Section 4.16.                                Preferential Rights and Consents

Except for approvals required to be obtained from Governmental Entities that are customarily obtained after the consummation of a purchase and sale, Section 4.16 of the Sellers’ Disclosure Schedule lists all preferential rights to purchase or required third-party consents to assignment, which may be applicable to the transactions contemplated by this Agreement.

Section 4.17.                                Disclaimer of Warranties.

Other than those expressly set out in this Article IV, and the special warranty of title included in the Assignment, Sellers hereby expressly disclaim any and all representations or warranties with respect to the Properties or the transactions contemplated hereby.  In addition, each Seller’s liability under the special warranty of title shall be limited to those Properties specifically sold or conveyed or purported to be sold or conveyed by that Seller.  As respects any representation or warranty (express, implied, under Law or otherwise), Buyer agrees that the Properties are being sold by each Seller “where is” and “as is”, with all faults, subject only to the representations and warranties in this Article IV, and the special warranty of title contained in the Assignment.  Specifically as a part of (but not in limitation of) the foregoing, except as otherwise provided in this Article IV and the special warranty of title contained in the Assignment, Buyer acknowledges that Sellers have not made, and Sellers hereby expressly disclaim, any representation or warranty (express, implied, under common law, by statute or otherwise) as to the title or condition of the Properties (INCLUDING ANY IMPLIED OR EXPRESS WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR CONFORMITY TO MODELS OR SAMPLES OF MATERIALS).  OTHER THAN THOSE EXPRESSLY SET OUT IN THIS ARTICLE IV, SELLERS MAKE NO REPRESENTATION OR WARRANTY AS TO (I) THE AMOUNT, VALUE, QUALITY, QUANTITY, VOLUME, OR DELIVERABILITY OF ANY OIL, GAS, OR OTHER MINERALS OR RESERVES (IF ANY) IN, UNDER, OR ATTRIBUTABLE TO THE PROPERTIES, (II) THE PHYSICAL, OPERATING, REGULATORY COMPLIANCE, SAFETY, OR ENVIRONMENTAL CONDITION OF THE PROPERTIES, BOTH SURFACE AND SUBSURFACE, INCLUDING MATTERS RELATED TO THE

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PRESENCE, RELEASE OR DISPOSAL OF HAZARDOUS MATERIALS, SOLID WASTES, ASBESTOS OR NATURALLY OCCURRING RADIOACTIVE MATERIALS (“NORM”), OR (III) THE GEOLOGICAL OR ENGINEERING CONDITION OF THE PROPERTIES OR ANY VALUE THEREOF.  SELLERS MAKE NO WARRANTY OR REPRESENTATION, EXPRESS, STATUTORY, OR IMPLIED, AS TO (A) THE ACCURACY, COMPLETENESS, OR MATERIALITY OF ANY DATA, INFORMATION, OR RECORDS FURNISHED TO BUYER IN CONNECTION WITH THE PROPERTIES OR OTHERWISE CONSTITUTING A PORTION OF THE PROPERTIES; (B) THE PRESENCE, QUALITY, AND QUANTITY OF HYDROCARBON RESERVES (IF ANY) ATTRIBUTABLE TO THE PROPERTIES; (C) THE ABILITY OF THE PROPERTIES TO PRODUCE HYDROCARBONS, INCLUDING PRODUCTION RATES, DECLINE RATES, AND RECOMPLETION OPPORTUNITIES; (D) IMBALANCE OR PAYOUT ACCOUNT INFORMATION, ALLOWABLES, OR OTHER REGULATORY MATTERS, (E) THE PRESENT OR FUTURE VALUE OF THE ANTICIPATED INCOME, COSTS, OR PROFITS, IF ANY, TO BE DERIVED FROM THE PROPERTIES, (F) THE ENVIRONMENTAL CONDITION OF THE PROPERTIES, (G) ANY PROJECTIONS AS TO EVENTS THAT COULD OR COULD NOT OCCUR, (H) ANY OTHER MATTERS CONTAINED IN OR OMITTED FROM ANY INFORMATION OR MATERIAL FURNISHED TO BUYER BY SELLERS OR OTHERWISE CONSTITUTING A PORTION OF THE PROPERTIES, OR (I) ANY PORTION OF THE PROPERTIES OTHER THAN THE PORTIONS OF THE PROPERTIES BEING SOLD OR CONVEYED BY THAT PARTICULAR SELLER.  ANY DATA, INFORMATION, OR OTHER RECORDS FURNISHED BY SELLERS ARE PROVIDED TO BUYER AS A CONVENIENCE AND BUYER’S RELIANCE ON OR USE OF THE SAME IS AT BUYER’S SOLE RISK, EXCEPT SELLERS HEREBY REPRESENT TO BUYER THAT NO SELLER HAS FURNISHED OR WILL INTENTIONALLY FURNISH BUYER WITH ANY RECORDS, INFORMATION OR DATA WITH THE INTENT TO MISLEAD BUYER IN CONNECTION WITH BUYER’S DILIGENCE OF THE OIL AND GAS PROPERTIES.

Section 4.18.                                Disclosures.

The matters set forth on the Sellers Disclosure Schedule are not necessarily matters that Sellers are required to disclose or matters that would constitute a breach of any representation or warranty had such matters not been disclosed.

ARTICLE V
Representations and Warranties of Buyer

Section 5.1.                                Organization and Existence.

Buyer is a limited partnership, duly organized, legally existing and in good standing under the Applicable Laws of the State of Oklahoma, and is qualified to do business and in good standing in Oklahoma.  Buyer is also qualified to own and operate oil and gas properties with all applicable Governmental Entities having jurisdiction over the Properties, to the extent such qualification is necessary or appropriate or will be necessary or appropriate upon consummation of the transactions contemplated hereby.

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Section 5.2.                                Power and Authority.

Buyer has full corporate power and authority to execute, deliver, and perform this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party, and the power and authority to own and operate oil and gas properties, and to consummate the transactions contemplated hereby and thereby.  The execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary corporate action of Buyer.

Section 5.3.                                Valid and Binding Agreement.

This Agreement has been duly executed and delivered by Buyer and constitutes, and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party has been, or when executed will be, duly executed and delivered by Buyer and constitutes, or when executed and delivered will constitute, a valid and legally binding obligation of Buyer, enforceable against it in accordance with their respective terms, except that such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium, and similar laws affecting creditors’ rights generally, and (b) equitable principles which may limit the availability of certain equitable remedies (such as specific performance) in certain instances.

Section 5.4.                                Non-Contravention.

Neither the execution, delivery, and performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to Buyer’s Knowledge to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party and the consummation by it of the transactions contemplated hereby and thereby do not and will not (i) conflict with or result in a violation of Buyer’s Governing Documents, (ii) conflict with or result in a violation of any provision of, or constitute (with or without the giving of notice or the passage of time or both) a default under, or give rise (with or without the giving of notice or the passage of time or both) to any right of termination, cancellation, or acceleration under, any bond, debenture, note, mortgage, indenture, or any material lease, contract, agreement, or other instrument or obligation to which Buyer is a party or by which Buyer or any of its properties may be bound, (iii) result in the creation or imposition of any lien or other encumbrance upon the properties of Buyer, or (iv) violate any Applicable Law binding upon Buyer, except, in the instance of clauses (ii) and (iii) above, for which any such conflicts, violations, defaults, terminations, cancellations or accelerations which would not, prevent or impair the sale of the Properties to Buyer or the delivery of the Adjusted Purchase Price to Sellers.

Section 5.5.                                Approvals.

Other than requirements (if any) that there be obtained consents to assignment (or waivers of preferential rights to purchase) from third parties, no consent, approval, order, or authorization of, or declaration, filing, or registration with, any court or governmental agency or of any third

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party is required to be obtained or made by Buyer in connection with the execution, delivery, or performance by Buyer of this Agreement and each other agreement, instrument, or document executed or to be executed by Buyer in connection with the transactions contemplated hereby to which it is a party or the consummation by it of the transactions contemplated hereby and thereby, except, for such consents, approvals, orders, authorizations, declarations, filings, or registrations which, if not obtained or made (as applicable), would not, prevent or impair the sale of the Properties to Buyer or the delivery of the Adjusted Purchase Price to Sellers.

Section 5.6.                                Pending Litigation.

There are no Proceedings pending or, to Buyer’s Knowledge, threatened against or affecting the execution and delivery of this Agreement by Buyer or the consummation of the transactions contemplated hereby by Buyer.

Section 5.7.                                Knowledgeable Purchaser.

Buyer is a knowledgeable purchaser, owner and operator of oil and gas properties, has the ability to evaluate the Properties for purchase.  Buyer is an “accredited investor,” as defined in Regulation D promulgated pursuant to the Securities Act, and is acquiring the Properties for its own account and not with the intent to make a distribution within the meaning of the Securities Act (and the rules and regulations pertaining thereto) or a distribution thereof in violation of any other applicable securities laws.  At Closing, Buyer will have had access, if allowed and as facilitated and directed by Sellers, to the Properties, the pertinent officers and consultants of Sellers, and the books, records, and files of Sellers relating to the Properties.  In making the decision to enter into this Agreement Buyer has relied, and in making its decision to consummate the transactions contemplated hereby, Buyer will rely on its own independent due diligence investigation of the Properties and has been and will be advised by and has relied and will rely solely on the terms and conditions of this Agreement, and all documents to be delivered by Sellers pursuant to Sections 9.1(c), (e), (f), (g), and (h) and on its own expertise and legal, land, tax, reservoir engineering, and other professional counsel concerning this transaction, the Properties and the value thereof.

Section 5.8.                                Funds.

Buyer has, and at the Closing will have, sufficient cash and other sources of immediately available funds, as are necessary in order to pay the Adjusted Purchase Price to Sellers at the Closing and otherwise consummate the transactions contemplated hereby.

Section 5.9.                                Fees and Commissions.

No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer.

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ARTICLE VI
Certain Covenants of Sellers Pending Closing

Section 6.1.                                Access to Files.

Subject to the terms of the Confidentiality Agreement and Article IX, from the date hereof until the Closing Date, Sellers will give Buyer, and its attorneys and other authorized representatives, access at all reasonable times (which shall include Sellers’ normal business hours) and in a manner so as to not interfere in any material respect with the normal business operations of the Sellers to the Properties and to any well, production, lease, contract, or other title files, and other files of Sellers pertaining to the ownership or operation of the Properties for Buyer’s and its attorneys and other authorized representatives’ inspection and review, and Sellers will use their Reasonable Best Efforts to arrange for Buyer, and its attorneys and other representatives, to have reasonable access to any such files in the office of Sellers.

Section 6.2.                                Conduct of Operations.

From the date hereof until the Closing Date, unless otherwise agreed in writing by Buyer, Sellers will:

(a)           comply in all material respects with all Applicable Laws and Environmental Laws pertaining to the Properties and the terms and conditions of the Material Contracts.

(b)           notify Buyer of the proposed commencement of the drilling of any oil or gas well having a target deep in any of the Deep Zones promptly after Sellers have received notice of that proposal;

(c)           pay all Taxes and assessments with respect to the Properties that become due and payable prior to the Closing Date;

(d)           respond to and consult with Buyer with respect to any reasonable request or inquiry made by Buyer concerning the status of the Oil and Gas Properties or any operations conducted or proposed to be conducted at the Lands; and

Section 6.3.                                Restrictions on Certain Actions.

From the date hereof until the Closing Date, Sellers will not, without Buyer’s prior consent in connection with the Properties:

(a)           expend any funds, or make any commitments to expend funds (including entering into new agreements which would obligate Sellers to expend funds), or otherwise incur any other obligations or liabilities, other than to pay expenses or to incur liabilities in the ordinary course of business as previously conducted prior to the date of this Agreement in connection with operation of the Properties after the Effective Date, except in the event of an emergency requiring immediate action to protect life or preserve the Properties;

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(b)           except where necessary to prevent the termination of a Subject Lease or other material agreement governing Sellers’ interest in the Properties, propose the drilling of any additional wells, or propose the deepening, plugging back or reworking of any existing wells, or propose the conducting of any other operations which require consent under the applicable operating agreement, or propose the conducting of any other operations other than the normal operation of the existing wells on the Oil and Gas Properties, or propose the abandonment of any wells on the Oil and Gas Properties (and Sellers agree that they will advise Buyer of any such proposals made by third parties and will respond to each such proposal made by a third party in the manner requested by Buyer);

(c)           sell, transfer, or abandon any portion of the Properties other than items of materials, supplies, machinery, equipment, improvements, or other personal property or fixtures forming a part of the Properties (and then only if the same is replaced with an item of substantially equal suitability, free of liens and security interests, which replacement item will then, for the purposes of this Agreement, become part of the Properties);

(d)           act in any manner with respect to the Properties other than in the normal, usual and customary manner, consistent with prior prudent practices (including paying or causing to be paid all associated costs and expenses of owning, operating and using the Properties, including those meant to preserve the Properties intact) and other than in compliance with the Subject Leases and all Applicable Laws;

(e)           make or enter into an agreement, contract or commitment affecting the Deep Rights (other than with respect to an Existing Deep Well;

(f)           make or agree to any material revision, amendment or change to any of the Scheduled Contracts and Permits;

(g)           grant or suffer to exist any Lien upon the Properties (other than Permitted Encumbrances or any Lien which will be released in full at the Closing);

(h)           waive, compromise or settle any material claim or cause of action if such waiver, compromise or settlement would adversely affect the value, use, ownership or operation of any of the Deep Rights in any respect;

(i)           make or incur, or agree to make or incur, any expenditure or series or related expenditures exceeding Twenty-Five Thousand Dollars ($25,000) for which Buyer will be responsible after the Closing under the terms of this Agreement, except any expenditure necessary to maintain the Oil and Gas Properties in accordance with Section 6.3(d) or to address an emergency, or to preserve Sellers interest in the Shallow Zones; or

(j)           release (or permit to terminate), or modify or reduce its rights under, any Subject Lease, or any Material Contract, or modify any existing production sales contracts or enter into any new production sales contracts, except contracts terminable by Sellers with notice of 60 days or less.

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Without expanding any obligations that Sellers may have to Buyer, it is expressly agreed that Sellers shall never have any liability to Buyer with respect to operation of a Property greater than that which it might have as the operator under the applicable operating agreement (or, in the absence of such an agreement, under the AAPL 610 (1989 Revision) form Operating Agreement);

Section 6.4.                                Payment of Expenses.

Sellers will cause all expenses (including all bills for labor, materials, and supplies used or furnished for use in connection with the Properties and all severance, production, and similar Taxes) relating to the ownership or operation of the Properties prior to the Closing Date to be promptly paid and discharged, except for expenses disputed by Sellers in good faith.

Section 6.5.                                Preferential Rights and Third Party Consents.

Promptly after the date hereof, Sellers will request, from the appropriate parties (and in accordance with the documents creating such rights and/or requirements), waivers of the preferential rights to purchase, or requirements that consent to assignment be obtained, which are identified in Section 4.16 of the Sellers Disclosure Schedule and use its Reasonable Best Efforts to obtain such waivers and consents.  Sellers shall use the Allocated Values to provide required preferential right to purchase notifications to the holders thereof.  Sellers shall use its Reasonable Best Efforts to obtain all such waivers, and if all such waivers (or any other waivers of preferential rights to purchase or requirements that consent be obtained to assignment, even if the same are not listed on such Section 4.16) are not obtained, Buyer may treat any waiver which is not obtained as a matter which causes Sellers’ title to not be sufficient to meet the standards set forth in Article VIII (except the following shall not apply: the $24,000 threshold provided for in Section 8.2(a)(ii)); provided, however, that if the unobtained waiver is a waiver of a preferential right to purchase, and if both Buyer and Sellers agree to this treatment of such matter (and agree upon an appropriate allocation of the Purchase Price), Sellers will tender (at the agreed allocated portion of the Purchase Price) the required interest in the Property affected by such unwaived preferential right to purchase to the holder, or holders, of such right who have elected not to waive such preferential right to purchase, and if, and to the extent that, such preferential right to purchase is exercised by such party or parties, such interest in such Property will be excluded from the transaction contemplated hereby and the Purchase Price will be reduced by the greater of the Allocated Value of such interest in such Property or the amount paid, or to be paid, by the party exercising such preferential right to purchase (and Sellers shall collect such amount from such purchaser).  If a third party gives notice of its intent to exercise a preferential right to purchase any of the Properties, but does not close the purchase for any reason, either before or within a reasonable time after the Closing, or if the holder of a preferential right to purchase any of the Properties is not required by the terms of the instrument creating that preferential right to make an election to exercise that preferential right until after the Closing and such holder has not waived that right or made such election prior to the Closing and, thereafter, does not exercise that right or close such purchase as required under the terms of that instrument, then (in either or both circumstances) there shall promptly be an additional closing between Sellers and Buyer for such Properties pursuant to the terms of this Agreement, by which Sellers will transfer the applicable Properties to Buyer and Buyer will promptly pay Sellers the Allocated Value (subject to the

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terms and provisions of this Agreement) for the applicable Properties that was deducted from the Purchase Price.

ARTICLE VII
Additional Pre-Closing and Post-Closing Agreements of Both Parties

Section 7.1.                                Reasonable Best Efforts.

Each party hereto agrees that it will not voluntarily undertake any course of action inconsistent with the provisions or intent of this Agreement and will use its Reasonable Best Efforts to take, or cause to be taken, all action and to do, or cause to be done, all things reasonably necessary, proper, or advisable under Applicable Laws to consummate the transactions contemplated by this Agreement, including (i) cooperation in determining whether any consents, approvals, orders, authorizations, waivers, declarations, filings, or registrations of or with any Governmental Entity or third party are required in connection with the consummation of the transactions contemplated hereby; (ii) Reasonable Best Efforts to obtain any such consents approvals, orders, authorizations, and waivers and to effect any such declarations, filings, and registrations; (iii) Reasonable Best Efforts to cause to be lifted or rescinded any injunction or restraining order or other order adversely affecting the ability of the parties to consummate the transactions contemplated hereby; (iv) Reasonable Best Efforts to defend, and cooperation in defending, all Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby; and (v) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated hereby including releases in full of all Liens affecting the Properties granted under or pursuant to the Credit Facility.  Nothing in this Section 7.1 shall be construed as requiring or obligating any party to waive any condition precedent to such party’s obligations under this Agreement.

Section 7.2.                                Notice of Litigation.

Until the Closing, (i) Buyer, upon learning of the same, shall promptly notify Sellers of any Proceeding which is commenced or threatened against Buyer and which affects this Agreement or the transactions contemplated hereby, and (ii)  Sellers, upon learning of the same, shall promptly notify Buyer of any Proceeding which is commenced or threatened against Sellers which affects this Agreement or the transactions contemplated hereby.

Section 7.3.                                Notification of Certain Matters.

Until the Closing, Sellers shall give prompt notice to Buyer of:  (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which, to Sellers’ Knowledge, would be likely to cause any representation or warranty made by Sellers in Article IV to be untrue or inaccurate at or prior to the Closing, and (ii) any failure of Sellers to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Sellers hereunder prior to Closing.  Until the Closing, Buyer shall give prompt notice to Sellers of:  (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which, to Buyer’s Knowledge, would be likely to cause any representation or warranty contained in Article V to be untrue or inaccurate at or prior to the Closing, and (ii) any failure of Buyer to comply with or satisfy any covenant, condition, or agreement to be complied with or satisfied by Buyer hereunder prior to Closing.  With respect to Sellers’ representations in Article IV, any

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information contained in such notices from Sellers that affects such representations and warranties shall be added to the Sellers Disclosure Schedule, as appropriate; provided, however, that for purposes of determining the satisfaction of any of the conditions to the obligations of Buyer in Article IX and the liability of Buyer and Sellers following Closing for breaches of their respective representations, warranties, and covenants under this Agreement, the Sellers Disclosure Schedule shall be deemed to include only the information contained therein on the date of this Agreement, other than any supplemental information provided for Section 4.13 of the Sellers Disclosure Schedule, to the extent the same is provided in accordance with this Section 7.3.

Section 7.4.                                Fees and Expenses.

(a)           Except as otherwise provided herein, (i) all fees and expenses incurred in connection with this Agreement by Sellers will be borne by and paid by Sellers, and (ii) all fees and expenses incurred in connection with this Agreement by Buyer will be borne by and paid by Buyer.

(b)           All required documentary, filing and recording fees and expenses in connection with the filing and recording of the Assignment and other instruments required to convey title to the Properties to Buyer shall be borne by Buyer.  Buyer shall assume responsibility for, and shall bear and pay, any applicable state sales and use Taxes (including any applicable interest or penalties) incurred or imposed with respect to the transactions contemplated by this Agreement.

Section 7.5.                                Public Announcements.

Except as may be required by Applicable Law, neither Buyer nor Sellers shall issue any press release or otherwise make any statement to the public generally with respect to this Agreement or the transactions contemplated hereby without the prior consent of the other party (which consent shall not be unreasonably withheld and which consent, if given verbally, shall be confirmed in writing within one Business Day thereafter).  Any such press release or statement required by Applicable Law shall only be made after reasonable notice to the other parties and after the other parties or party have had a reasonable time to review, comment upon and make reasonable revisions to a draft of the press release or statement.

Section 7.6.                                Casualty Loss Prior to Closing.

In the event of damage by fire or other casualty to any of the Properties after the Effective Date and prior to the Closing, then this Agreement shall remain in full force and effect, and (unless Buyer and Sellers shall otherwise agree) in such event:

(a)           as to each such Property so damaged which is an Oil and Gas Property, then, at Sellers’ election, either (i) such Property shall be treated as if it had an asserted Title Defect associated with it and the procedure provided for in Article VIII shall be applicable thereto (except the following shall not apply: the $24,000 threshold provided for in Section 8.2(a)(ii), or (ii) the Purchase Price will not be adjusted, and if Sellers should be entitled to make any claims under any insurance policy with respect to such

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damage, Sellers shall, at Sellers’ election, either collect (and when collected pay over to Buyer), or assign to Buyer, such claims, and

(b)           as to each such Property which is other than an Oil and Gas Property, Sellers shall, at Sellers’ election, either collect (and when collected pay over to Buyer), or assign to Buyer, any and all insurance claims relating to such loss, and Buyer shall take title to the Property affected by such loss without reduction of the Purchase Price.

Section 7.7.                                Governmental Bonds.

At or prior to Closing, Buyer shall deliver to Sellers evidence that Buyer has completed all action necessary to permit Buyer to post the bonds or other security identified at Section 7.7 of Sellers Disclosure Statement immediately following the Closing with all applicable Governmental Entities meeting the requirements of such Governmental Entities to own, and where appropriate, operate, the Properties.

Section 7.8.                                Assumed Obligations.

At Closing, Buyer shall assume and agree to pay, perform and discharge the Assumed Obligations.

Section 7.9.                                Books and Records.

Subject to any third party rights, Sellers will deliver at or promptly after Closing, but in no event later than 30 days after the Closing, a copy of the Records to a location designated by Buyer.  Buyer will promptly reimburse Sellers for all reasonable costs of shipping or the Records including any costs incurred to provide such data in an electronic format.

Section 7.10.                                Further Assurances.

At the Closing, and from time to time following the Closing, at the request of any party hereto and without further consideration, the other party or parties hereto shall execute and deliver to such requesting party such instruments and documents and take such other action (but without incurring any material financial obligation) as such requesting party may reasonably request in order to consummate more fully and effectively the transactions contemplated hereby.  Sellers shall not revoke or terminate, or cause any other Person to revoke or terminate any right set forth in Section 1.1(f) to be transferred or assigned to Buyer.  Sellers shall use Sellers’ Reasonable Best Efforts to obtain all consents required to transfer the rights identified in Section 1.1(f) to Buyer.

Section 7.11.                                Proposed Post-Closing Drilling Operations.

After the Closing, Sellers will promptly notify Buyer of any oil or gas well on the Lands which is (i) operated by Sellers or any Affiliate of Sellers that has not produced Hydrocarbons in paying or commercial quantities for a period of at least 30 consecutive days or that has any cessation of production or (ii) operated by a Person other than any Seller or any Affiliate of Sellers that to Sellers’ Knowledge has not produced Hydrocarbons in paying or commercial quantities for a period of at least 30 consecutive days or that has any cessation of production.  The additional

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rights and obligations of Sellers and Buyers with respect to post-Closing operations in the Deep Zones and Shallow Zones will be described in a side letter to be drafted and agreed to prior to Closing (the “Side Letter”) and executed by Buyer and Sellers at Closing.

ARTICLE VIII

Title Due Diligence

Section 8.1.                                Due Diligence Examination.

(a)           From the date of this Agreement until 5:00 p.m. (local time in Houston, Texas) five Business Days prior to the Closing Date (the “Examination Period”), Sellers shall afford to Buyer and its authorized representatives reasonable access during normal business hours and in a manner so as to not unduly interfere with the normal business operations of the Sellers to the office, personnel and books and records of Sellers in order for Buyer to conduct a title examination as it may in its sole discretion choose to conduct with respect to the Oil and Gas Properties to determine whether Title Defects (as defined below) exist (“Buyer’s Title Review”).  Such books and records shall include all title opinions, title files, well files, production files, ownership maps, lease files, assignments, division orders, financial and accounting records, in each case insofar as same may now be in existence and in the possession of Sellers, excluding, however, any information that Sellers are prohibited from disclosing by bona fide, third party confidentiality restrictions; provided, that Sellers shall use their Reasonable Best Efforts to obtain a waiver of any such restrictions in favor of Buyer and shall disclose the identity of the contract or agreement giving rise to such restriction, but only insofar as Sellers are permitted to make such disclosure of the contract or agreement and only where such contract or agreement could be binding on Buyer or the Oil and Gas Properties after Closing.  There are no provisions or obligations included in any contract or agreement the terms of which Sellers are prohibited from disclosing to Buyer  and burdening or affecting the Properties which, if disclosed to Buyer on the date hereof, would reasonably be expected to cause a reasonable prudent purchaser of oil and gas assets substantially similar to the Properties to not enter this Agreement or to not consummate the transactions contemplated hereby.   The cost and expense of Buyer’s Title Review, if any, shall be borne solely by Buyer.

(b)           If Buyer discovers any Title Defect affecting any of the Oil and Gas Properties, Buyer shall notify Sellers prior to the expiration of the Examination Period of such alleged Title Defect.  To be effective, such notice (the “Title Defect Notice”) must (i) be in writing, (ii) be received by Sellers prior to the expiration of the Examination Period, (iii) describe the Title Defect in reasonable detail (including any alleged variance in the Net Revenue Interest), (iv) identify the specific Oil and Gas Property affected by such Title Defect, and (v) include the estimated Title Defect Amount as determined by Buyer in good faith.  Buyer will provide Sellers with Title Defect Notices, if any, as soon as reasonably practicable upon discovery, and will use Reasonable Best Efforts to provide Sellers with weekly updates of any alleged Title Defects.  Any matters that may otherwise constitute Title Defects, but of which Sellers have not been specifically

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notified by Buyer in accordance in all material respects with the foregoing, shall be deemed, as respects Sellers, to have been waived by Buyer for all purposes, except for any rights Buyer may have arising from the special warranty of title made by Sellers in the Assignment and for any Depth Severance, which is covered by Section 8.6.   Upon the receipt of such effective Title Defect Notice from Buyer, Sellers may, in addition to the remedies set forth in Sections 8.2(e) and 8.5(b), cure or attempt to cure such Title Defect at any time prior to the Closing.  The Oil and Gas Property affected by such uncured Title Defect shall be a “Title Defect Property.”

(c)           For a period of forty-five (45) days after Closing, (the “Extended Examination Period”) Buyer may conduct an extended Buyer’s Title Review related solely to Depth Severances, the costs and expenses related to such review to be borne solely by Buyer.  If Buyer discovers any Depth Severance during the Extended Examination Period, Buyer shall notify the Sellers prior to the expiration of the Extended Examination Period of such alleged Depth Severance.  To be effective, such notice (the “Depth Severance Notice”) must be (i) in writing, (ii) be received by Sellers prior to the expiration of the Extended Examination Period, (iii) identify the specific Oil and Gas Property affected by the alleged Depth Severance, (iv) identify the source of the alleged Depth Severance, and (v) include the estimated Depth Severance Amount as determined by Buyer in good faith.  Buyer will provide Sellers with Depth Severance Notices, if any, as soon as reasonably practicable upon discovery.  Any matters that may otherwise constitute Depth Severances, but of which Sellers have not been specifically notified by Buyer in accordance in all material respects with the foregoing, shall be deemed, as respects Sellers, to have been waived by Buyer for all purposes, except for any rights Buyer may have arising from the special warranty of title made by Sellers in the Assignment.

Section 8.2.                                Title Defects.

(a)           “Title Defect” means any particular defect in or failure of Sellers’ ownership of any Oil and Gas Property:  (i) that causes Sellers to not have Defensible Title to such Oil and Gas Property, (ii) that has attributable thereto a Title Defect Amount in excess of $24,000 (except as otherwise provided for in Section 6.5 and Section 7.6(a) and except for any Title Defect attributable to a failure of Defensible Title arising under Section 8.2(c)(iv) ), and (iii) regarding which a Title Defect Notice has been timely and otherwise validly delivered.  Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as, a Title Defect:  (A) defects or irregularities arising out of lack of corporate authorization; (B) defects or irregularities that have been cured or remedied by the applicable statutes of limitation or statutes for prescription; (C) defects or irregularities in the chain of title consisting of the failure to recite marital status in documents or omissions of heirship Proceedings; and (D) defects or irregularities resulting from or related to probate Proceedings or the lack thereof which defects or irregularities have been outstanding for five years or more; provided, however, matters covered by subparagraphs (A), (C), and (D) above shall constitute a Title Defect if Buyer provides Sellers with sufficiently clear evidence of an actual claim of title made by a third party based on such matter.

Execution Version

(b)           The “Title Defect Amount” means, with respect to a Title Defect Property, the percentage reduction in Net Acreage of the Oil and Gas Property subject to such Title Defect multiplied by the “Allocated Value” (as set forth in Exhibit C attached hereto) of such Oil and Gas Property.

(c)           “Defensible Title” means, as of the date of this Agreement and the Closing Date (and all periods in between), with respect to the Oil and Gas Properties, such record title and ownership by Sellers that:

(i)           entitles Sellers to participate in not less than the Net Acreage set forth in Exhibit C as Sellers’ Net Acreage in the corresponding Lease included in such Oil and Gas Property until the termination of such Lease, except for changes or adjustments that result from the establishment of units, changes in existing units (or the participating areas therein), or the entry into of pooling or unitization agreements after the date hereof unless made in breach of the provisions of Section 6.3;

(ii)           is free and clear of all Liens, except Permitted Encumbrances;

(iii)           reflects that all consents to assignment, notices of assignment or preferential purchase rights which are applicable to or must be complied with in connection with the transaction contemplated by this Agreement, or any prior sale, assignment or the transfer of such Oil and Gas Property, have either been obtained and complied with, or are deemed waived by Buyer pursuant to this Agreement, to the extent the failure to obtain or comply with the same could render this transaction or any such sale, assignment or transfer (or any right or interest affected thereby) void or voidable or could result in Buyer or Sellers incurring any liability; and

(iv)           if such title and ownership arises by way of a Lease, such Lease is either (i) still in a primary term ending after December 31, 2008 or (ii) held by production under the terms of such Lease.

(d)           “Permitted Encumbrances” shall mean (A) Liens for Taxes which are not yet delinquent or which are being contested in good faith; (B) normal and customary Liens of co-owners under operating agreements, unitization agreements, and pooling orders relating to the Oil and Gas Properties, which obligations are not yet due and pursuant to which Sellers are not in default; (C) mechanic’s and materialman’s Liens relating to the Oil and Gas Properties, which obligations are not yet due and pursuant to which Sellers are not in default; (D) Liens in the ordinary course of business consisting of minor defects and irregularities in title or other restrictions (whether created by or arising out of joint operating agreements, farm-out agreements, leases and assignments, contracts for purchases of Hydrocarbons or similar agreements, or otherwise in the ordinary course of business) that are of the nature customarily accepted by prudent purchasers of oil and gas properties and do not decrease Sellers’ Net Acreage or materially affect the value of any property encumbered thereby; (E) all approvals required to be obtained from

Execution Version

Governmental Entities that are lessors under Leases forming a part of the Oil and Gas Properties (or who administer such Leases on behalf of such lessors) which are customarily obtained post-closing; (F) preferential rights to purchase and consent to transfer requirements of any Person (to the extent same have been complied with in connection with the prior sale, assignment or the transfer of such Oil and Gas Property and are not triggered by the consummation of the transactions contemplated herein) or are deemed waived by Buyer under the Agreement; (G) Liens under the Credit Facility (provided such Liens are released in full as respects the Properties at Closing); and (H) conventional rights of reassignment normally actuated by an intent to abandon or release a lease and requiring notice to the holders of such rights.

(e)           With respect to each Title Defect (other than Depth Severances) that is not cured on or before the Closing, Sellers, in their sole discretion, may elect (i) to reduce the Purchase Price, subject to this Article VIII, by the Title Defect Amount with respect to such Title Defect Property, or (ii) to attempt to cure the Title Defect post-Closing in accordance with Section 8.5(c).

(f)           If Sellers and Buyer are unable to reach an agreement as to whether a Title Defect exists or, if it does exist, the Title Defect Amount attributable such Title Defect, the provisions of Section 8.4 shall be applicable.

Section 8.3.                                Title Benefits.

(a)           The term “Title Benefit,” as used herein, shall be limited to any right, circumstance or condition in existence as of the date hereof that operates to increase the Net Acreage of Sellers in any Oil and Gas Property above that shown on Exhibit C and which additional Net Acreage in any such Oil and Gas Property has at least a seventy-five percent (75%) Net Revenue Interest.

(b)           Sellers may assert a Title Benefit for any Oil and Gas Property that (i) Buyer has allocated value to on Exhibit C, and (ii) is a Material Title Benefit, which means that the effect of such Title Benefit on the Allocated Value of such Asset would be equal to at least Twenty Four Thousand and No/100 Dollars ($24,000.00) (“Material Title Benefit”).

(c)           The “Title Benefit Amount” is an amount equal to the percentage increase in Net Acreage for the Property affected by such Material Title Benefit above that shown on Exhibit C, multiplied by the Allocated Value for the Property as shown on Exhibit C.  The Title Benefit Amount will be used only to reduce the total reductions to Purchase Price for Title Defect Amounts in accordance with Section 8.5.

(d)           If Sellers discover a Material Title Benefit, then no later than the end of the Examination Period, Sellers shall notify Buyer, in writing, of the nature of the Material Title Benefit and provide (i) the basis for the assertion of such Material Title Benefit, (ii) the data in support of such Material Title Benefit and (iii) the proposed Title Benefit Amount.

Execution Version

(e)           If the parties cannot agree on the existence of a Material Title Benefit or the amount in which the Purchase Price should be increased on account thereof, the issue will be resolved in accordance with Section 8.4.

Section 8.4.                                Disputes Regarding Title Defects.

If Sellers and Buyer are unable to reach an agreement as to whether a Title Defect or Title Benefit exists, or if it does exist, the Title Defect Amount attributable to such Title Defect, or Title Benefit Amount attributable to such Material Title Benefit, or disputes relating to Post-Closing Defects pursuant to Section 8.5(b) (a “Defect Dispute”), each party shall have the right to submit a Defect Dispute to an independent expert (the “Independent Expert”), who shall serve as sole arbitrator.  The Independent Expert shall be appointed by mutual agreement of Sellers and Buyer from among candidates (including lawyers) with experience and expertise in the area that is the subject of such Defect Dispute, and failing such agreement, such Independent Expert for such Defect Dispute shall be selected in accordance with the Commercial Arbitration Rules of the AAA (the “Rules”).  Defect Disputes to be resolved by an Independent Expert shall be resolved in accordance with mutually agreed procedures and rules and failing such agreement, in accordance with the Rules.  The Independent Expert shall be instructed by the parties to resolve such Defect Dispute as soon as reasonably practicable in light of the circumstances.  The decision and award of the Independent Expert shall be binding upon the parties as an award under the Federal Arbitration Act and final and nonappealable to the maximum extent permitted by Applicable Law, and judgment thereon may be entered in a court of competent jurisdiction and enforced by any party as a final judgment of such court.  Notwithstanding any Defect Dispute, all Properties subject to such Defect Dispute shall be sold, transferred and conveyed at the Closing to Buyer, subject to and in accordance with this Agreement.

Section 8.5.                                Adjustments to Purchase Price for Defects.

(a)           The Purchase Price shall be adjusted downward by the aggregate Title Defect Amounts less the aggregate Title Benefit Amounts.

(b)           Notwithstanding anything herein to the contrary, if Sellers are unable to cure a Title Defect (a “Post-Closing Defect”) on or prior to Closing, Sellers shall have the option, by notice in writing to Buyer on or before Closing, to attempt to cure such Post-Closing Defect within the 90-day period commencing with the Closing Date (the “Cure Period”).  In such event, the transactions contemplated hereby will close as provided herein, including the sale, transfer and conveyance of the affected Properties to Buyer, but an amount equal to the applicable Title Defect Amount to which the Post-Closing Defect pertains shall be deducted from the Adjusted Purchase Price otherwise payable at Closing and paid into an escrow account (the “Defects Escrow”) established with a federally insured savings or banking institution mutually acceptable to Buyer and Sellers (the “Defects Escrow Agent”) pursuant to the terms of an escrow agreement in a form acceptable to the Defects Escrow Agent and reasonably acceptable to Buyer and Sellers (the “Defects Escrow Agreement”).  The amount deposited into the Defects Escrow with respect to a Post-Closing Defect will remain therein until released as provided in Section 8.5(c).

Execution Version

(c)           Buyer will act in good faith and reasonably cooperate with the Sellers after the Closing to cure a Post-Closing Defect; provided, that Buyer shall not be required to expend any monies in connection therewith and Sellers shall conduct their activities so as to not unreasonably interfere with Buyer’s operations.  If Sellers and Buyer mutually agree that a Post-Closing Defect has been cured, then within two Business Days after such determination, the amount withheld in the Defects Escrow with respect thereto (together with any interest earned thereon) shall be released to Sellers in accordance with the terms of the Defects Escrow Agreement.  If Sellers and Buyer mutually agree that a Post-Closing Defect has been partially cured, then Sellers and Buyer shall mutually determine the portion of the amount retained in the Defects Escrow with respect thereto (together with any interest earned thereon) that should be paid to Buyer to compensate it for the uncured portion thereof (together with interest earned thereon), and the remaining portion of such amount shall be released to Sellers (together with any interest earned thereon) in accordance with the terms of the Defects Escrow Agreement.  If Sellers and Buyer mutually agree that a Post-Closing Defect has not been cured, then within two Business Days after such determination, the amount withheld in the Defects Escrow with respect thereto (together with any interest earned thereon) shall be released to Buyer in accordance with the terms of the Defects Escrow Agreement.  If, at the end of the Cure Period, Sellers have been unable to cure a Post-Closing Defect (and there is no dispute as to whether or not it has been cured), the amount withheld in the Defects Escrow with respect thereto (together with any interest earned thereon) shall be released to Buyer in accordance with the terms of the Defects Escrow Agreement. If, at the end of the Cure Period, Sellers and Buyer are unable to agree whether there has been a satisfactory resolution of a Post-Closing Defect, then such disagreement shall be resolved as provided in Section 8.4.

Section 8.6.                                Depth Severances.

(a)           “Depth Severance” means any particular defect in or failure of Sellers’ ownership of any Oil and Gas Property that (i) operates to terminate Sellers’ ownership with respect to specific depths that include the Deep Zones, (ii) has attributable thereto a Depth Severance Amount in excess of $24,000, and (iii) regarding which a Depth Severance Notice has been timely and otherwise validly delivered.  Notwithstanding any other provision in this Agreement to the contrary, the following matters shall not constitute, and shall not be asserted as, a Depth Severance:  (A) defects or failures that are not depth specific or (B) defects or failures that were asserted as Title Defects by Buyer.

(b)           The “Depth Severance Amount” means, with respect to an Oil and Gas Property subject to a Depth Severance, the percentage reduction in Net Acreage of the Oil and Gas Property on account of such Depth Severance multiplied by Allocated Value of such Oil and Gas Property; provided, however, that where a Depth Severance does not operate to terminate Sellers’ ownership with respect to specific depths that include the formation commonly referred to as the “Woodford Shale Formation,” the Depth Severance Amount will be limited to fifteen percent (15%) of the percentage reduction in Net Acreage of the Oil and Gas Property on account of such Depth Severance multiplied by the Allocated Value of such Oil and Gas Property.

Execution Version

(c)           If Sellers and Buyer are unable to reach an agreement as to whether a Depth Severance exists or, if it does exist, the Depth Severance Amount attributable such Title Defect, the provisions of Section 8.4 shall be applicable.

(d)           At Closing, the Deposit will become the “Holdback Amount”, to be held in escrow by the Escrow Agent pursuant to the Escrow Agreement.  At the conclusion of the Extended Examination Period, the Holdback Amount (together with any interest earned thereon), less the aggregate Depth Severance Amount, will be released to Sellers.  The remaining Holdback Amount (which will equal the Depth Severance Amount, if any) shall be released to Buyer. To the extent Sellers and Buyer are unable to reach an agreement as to whether a Depth Severance exists or, if it does exist, the Depth Severance Amount attributable such Title Defect, the amount of the Holdback Amount equal to the asserted Depth Severance Amount will remain in escrow until resolved pursuant to Section 8.4, at which time the Escrow Agent will disperse the remaining Holdback Amount in accordance with the Independent Expert’s decisions under Section 8.4.  If the aggregate Depth Severance Amount exceeds the Holdback Amount (together with any interest earned thereon), Sellers shall pay the difference between the Depth Severance Amount and the Holdback Amount (together with any interest earned thereon) to Buyer within ten (10) days of the earlier of (i) Sellers agreement to the Depth Severance Amount or (ii) the Independent Expert’s decision under Section 8.4, if necessary with regard to the Depth Severance Amount.

Section 8.7.                                Buyer Indemnification.

BUYER HEREBY INDEMNIFIES AND SHALL DEFEND AND HOLD SELLERS, AFFILIATES THEREOF, AND ITS AND THEIR RESPECTIVE OWNERS, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, REPRESENTATIVES, CONTRACTORS, SUCCESSORS, AND ASSIGNS HARMLESS FROM AND AGAINST ANY AND ALL OF THE FOLLOWING CLAIMS ARISING FROM BUYER’S INSPECTING AND OBSERVING THE PROPERTIES:  (I)  CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF BUYER, ITS CONTRACTORS, AGENTS, CONSULTANTS, AND REPRESENTATIVES, AND DAMAGE TO THE PROPERTY OF BUYER OR OTHERS ACTING ON BEHALF OF BUYER, EXCEPT FOR INJURIES OR DEATH CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF SELLERS, AFFILIATES THEREOF OR ITS OR THEIR RESPECTIVE EMPLOYEES, CONTRACTORS, AGENTS, CONSULTANTS, OR REPRESENTATIVES; AND (II)  CLAIMS FOR PERSONAL INJURIES TO OR DEATH OF EMPLOYEES OF SELLERS OR THIRD PARTIES, AND DAMAGE TO THE PROPERTY OF SELLERS OR THIRD PARTIES, TO THE EXTENT CAUSED BY THE NEGLIGENCE, GROSS NEGLIGENCE, OR WILLFUL MISCONDUCT OF BUYER.  TO THE EXTENT PROVIDED ABOVE, THE FOREGOING INDEMNITY INCLUDES, AND THE PARTIES INTEND IT TO INCLUDE, AN INDEMNIFICATION OF THE INDEMNIFIED PARTIES FROM AND AGAINST CLAIMS ARISING OUT OF OR RESULTING, IN WHOLE OR PART, FROM THE CONDITION OF THE PROPERTY OR THE SOLE, JOINT, COMPARATIVE, OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY OF ANY OF THE INDEMNIFIED PARTIES.  THE PARTIES HERETO AGREE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

Execution Version

ARTICLE IX
Conditions Precedent to the Obligations of the Parties

Section 9.1.                                Conditions Precedent to the Obligations of Buyer.

The obligations of Buyer to close the transactions contemplated under this Agreement are subject to each of the following conditions being met:

(a)           All of the representations and warranties of Sellers contained in Article IV considered collectively, and each of the representations and warranties of Sellers contained in Article IV considered individually shall be true and correct in all material respects on and as of the Closing Date as if made on and as of such date, except to the extent that any such representation or warranty (i) is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date or (ii) contains an express materiality qualification, in which case such representation or warranty shall have been true and correct in all respects on and as of the Closing Date as if made on and as of such date.

(b)           Sellers shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Buyer) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Sellers prior to or at the Closing.

(c)           Sellers shall have delivered a certificate executed by an executive officer of Sellers dated as of the Closing Date, representing and certifying in such detail as Buyer may reasonably request that the conditions set forth in subsections (a) and (b) above have been fulfilled.

(d)           No Proceeding (excluding any Proceeding initiated by Buyer or any of its Affiliates) shall, on the Closing Date, be pending or threatened before any Governmental Entity seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

(e)           Buyer shall have received original releases of all Liens (except Permitted Encumbrances) burdening any of the Properties, executed and acknowledged in recordable form by the Lender, and in form and substance agreeable to Buyer.

(f)           Buyer shall have received an assignment of the Properties prepared, executed, acknowledged and delivered by Sellers in a form substantially similar to the instrument attached hereto as Exhibit D (the “Assignment”) for each county, state, and federal Governmental Entity at which an assignment is required to be filed or submitted by Applicable Law or in order to provide notice of its contents to third parties or to effect the transfer of the Properties to Buyer.

(g)           Buyer shall have received from Seller all requests for authorizations, consents or approvals required by the Bureau of Indian Affairs or the Bureau of Land

Execution Version

Management with respect to the assignment of all the Subject Leases subject to such Governmental Entity’s jurisdiction.

(h)           Buyer shall have received a certificate that each of the Sellers is not a “foreign person”, executed and delivered by Sellers that complies with Section 1445 of the Code and the United States Department of Treasury regulations promulgated thereunder.

(i)           Buyer and Sellers shall have agreed to a form of Side Letter, and Buyer shall have received a copy of the same, executed by Sellers.

(j)           Buyer shall have received all other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Sellers to Buyer prior to or in connection with the Closing.

Section 9.2.                                Conditions Precedent to the Obligations of Sellers.

The obligations of Sellers to close the transactions contemplated under this Agreement are subject to each of the following conditions being met:

(a)           All of the representations and warranties of Buyer contained in Article V considered collectively, and each of the representations and warranties of Buyer contained in Article V considered individually shall be true and correct in all material respects on and as of the date made and as of Closing Date as if made on or as of such date, except to the extent that any such representation or warranty (i) is made as of a specified date, in which case such representation or warranty shall have been true and correct in all material respects as of such specified date or (ii) contains an express materiality qualification, in which case such representation or warranty shall have been true and correct in all respects on and as of the Closing Date as if made on and as of such date.

(b)           Buyer shall have performed and complied in all material respects with (or compliance therewith shall have been waived by Sellers) each and every covenant, agreement and condition required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

(c)           Buyer shall have delivered a certificate executed by an executive officer of Buyer dated as of the Closing Date, representing and certifying in such detail as Sellers may reasonably request that the conditions set forth in subsections (a) and (b) above have been fulfilled.

(d)           No Proceeding (excluding any Proceeding initiated by Sellers or any of their Affiliates) shall, on the Closing Date, be pending or threatened before any Governmental Entity seeking to restrain, prohibit, or obtain damages or other relief in connection with the consummation of the transactions contemplated by this Agreement.

Execution Version

(e)           Sellers shall have received all other agreements, instruments and documents which are required by other terms of this Agreement to be executed or delivered by Buyer to Sellers prior to or in connection with the Closing.

(f)           Sellers shall have received an instrument evidencing the assumption by Buyer of the Assumed Obligations, in form and substance reasonably agreeable to Sellers.

(g)           Sellers shall have received evidence of replacement bonds guarantees and letters of credit, pursuant to Section 12.10.

(h)           Buyer and Sellers shall have agreed to a form of Side Letter, and Sellers shall have received a copy of the same, executed by Buyer.

(i)           Sellers shall have received all required waivers and consents under the Credit Facility, provided, however, Sellers shall use their Reasonable Best Efforts to obtain all such waivers and consents.

ARTICLE X
Termination, Amendment and Waiver

Section 10.1.                                Termination.

This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing in the following manner:

(a)           by mutual written consent of Sellers and Buyer; or

(b)           by either Sellers or Buyer, if:

(i)           the Closing shall not have occurred on or before 5:00 p.m., local Houston, Texas time, on December 31, 2008, unless such failure to close shall be due to a breach of this Agreement by the party or parties seeking to terminate this Agreement pursuant to this clause (i); or

(ii)           there shall be any Applicable Law that makes consummation of the transactions contemplated hereby illegal or otherwise prohibited or a Governmental Entity shall have issued an order, decree, or ruling or taken any other action permanently restraining, enjoining, or otherwise prohibiting the consummation of the transactions contemplated hereby, and such order, decree, ruling, or other action shall have become final and nonappealable; or

(c)           by Buyer or Sellers, if the aggregate amount of the Title Defect Amounts less the aggregate amount of the Title Benefit Amounts exceeds fifteen percent (15%) of the Purchase Price; or

(d)           by Sellers, if (i) there shall be a material breach of any representation and warranty of Buyer contained in Article V, or (ii) there shall be a material breach by Buyer of any of its covenants and agreements contained in this Agreement, which breach, in the

Execution Version

case of clause (i) or clause (ii), is not capable of being cured or, if it is capable of being cured, has not been cured by the 10th Business Day following written notice to Buyer from the Sellers of such breach; or

(e)           by Buyer, if (i) there shall be a material breach of any representation and warranty of Sellers contained in Article IV, or (ii) there shall be a material breach by Sellers of any of their covenants and agreements contained in this Agreement, which breach, in the case of clause (i) or clause (ii), is not capable of being cured or, if it is capable of being cured, has not been cured by the 10th Business Day following written notice to Sellers from Buyer of such breach.

Section 10.2.                                Effect of Termination.

In the event of the termination of this Agreement pursuant to Section 10.1 by Sellers, on the one hand, or Buyer, on the other, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in this Article X, in Sections 7.4, 7.5 and 8.4 and in Article XII shall survive the termination hereof.  Nothing contained in this Section 10.2 shall relieve any party from liability for damages actually incurred as a result of any breach of this Agreement.   If this Agreement is terminated by Sellers pursuant to (i) Section 10.1(b)(i) (and Buyer is in material breach of this Agreement) or (ii) Section 10.1(d), Sellers shall be entitled to the Deposit as liquidated damages, and the Escrow Agent will release the Deposit to Sellers.  The parties agree that in the event of such termination, Sellers’ damages would be difficult to calculate and the Deposit represents an equitable estimated of such damages.  If this Agreement is terminated under Section 10.1 for any other reason, the Escrow Agent will release the Deposit to Buyer.

Section 10.3.                                Amendment.

This Agreement may not be amended except by an instrument in writing signed by or on behalf of all the parties hereto.

Section 10.4.                                Waiver.

Sellers, on the one hand, or Buyer, on the other, may:  (i) waive any inaccuracies in the representations and warranties of the other contained herein or in any document, certificate, or writing delivered pursuant hereto, or (ii) waive compliance by the other with any of the other’s agreements or fulfillment of any conditions to its own obligations contained herein.  Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in an instrument in writing signed by or on behalf of such party.  No failure or delay by a party hereto in exercising any right, power, or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power, or privilege.

Execution Version

ARTICLE XI
Survival of Representations, Warranties and Covenants; Indemnification

Section 11.1.                                Survival.

(a)           The representations and warranties of the parties hereto contained in this Agreement shall terminate at Closing except that the representations made by Sellers pursuant to Sections 4.1, 4.2, 4.3, 4.4, 4.5, clause (iii) of Section 4.6, and 4.17, and the representations and warranties made by Buyer shall survive the Closing and shall remain in effect thereafter for the period that an Indemnified Party is entitled to indemnification based on a breach of such representation or warranty contained in this Article XI.

(b)           No party hereto shall have any indemnification obligation pursuant to this Article XI or otherwise in respect of any representation, warranty or covenant unless (i) it shall have received from the party seeking indemnification written notice of the existence of the claim for or in respect of which indemnification in respect of such representation, warranty or covenant is being sought and (ii) such notice is received on or before the Survival Date, if a Survival Date applies.  Such notice shall set forth with reasonable specificity (i) the basis under this Agreement, and the facts that otherwise form the basis of such claim, (ii) the estimate of the amount of such claim (which estimate shall not be conclusive of the final amount of such claim) and an explanation of the calculation of such estimate, including a statement of any significant assumptions employed therein, and (iii) the date on and manner in which the party delivering such notice became aware of the existence of such claim.

Section 11.2.                                Sellers’ Indemnification Obligations.

Sellers shall, on the Closing Date, agree (and, upon delivery to Buyer of the Assignment, shall be deemed to have agreed), subject to the limitations and procedures contained in this Article XI, following the Closing, to indemnify, defend and hold Buyer, its Affiliates and its and their respective successors and permitted assigns and all of their respective stockholders, partners, members, managers, directors, officer, employees, agents and representatives harmless from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses, including reasonable attorneys’ fees (collectively, “Buyer’s Losses”):

(a)           resulting from any a breach of the representations made by Sellers Sections 4.1, 4.2, 4.3, 4.4, 4.5, clause (iii) of Section 4.6, or 4.17 or any certificate delivered at Closing; or

(b)           resulting from the Retained Obligations;

provided, however, that Sellers’ indemnification obligations for Buyer’s Losses under this Section 11.2(a) shall expire on the one-year anniversary of the Closing Date (the “Survival Date”), except for Buyer’s Losses for which a notice is received by Sellers as provided in this Agreement prior to such date; and further provided that Sellers’ indemnification for Buyer’s Losses under Section 11.2(b) shall not expire but shall remain in effect indefinitely until such Retained Obligations are fully satisfied.

Execution Version

Section 11.3.                                Buyer’s Indemnification Obligations.

Buyer shall, on the Closing Date, agree (and, upon delivery to Buyer of the Assignment, shall be deemed to have agreed), subject to the limitations and procedures contained in this Article XI, following the Closing, to indemnify, defend and hold Sellers, their Affiliates and their respective successors and permitted assigns and all of their respective stockholders, partners, members, managers, directors, officer, employees, agents and representatives harmless from and against any and all claims, obligations, actions, liabilities, losses, damages, costs or expenses, including reasonable attorneys’ fees (collectively, “Sellers’ Losses”):

(a)           resulting from any misrepresentation or breach of any warranty, covenant or agreement of Buyer contained in this Agreement or any certificate delivered by Buyer at the Closing; or

(b)           relating to the Assumed Obligations; or

(c)           resulting from or related to Buyer’s use or right of access by virtue of the Surface Contracts; or

(d)           resulting from Buyer’s ingress and egress through the Shallow Zones or Buyer’s operations in the Deep Zones;

provided, however, that Buyer’s indemnification obligations for Sellers’ Losses under Section 11.3(a) shall expire on the Survival Date, except for Sellers’ Losses for which a notice is received by Buyer as provided in this Agreement prior to such date; and further provided, however, provided, that Buyer’s indemnification obligations for Sellers’ Losses under Section 11.3(b) shall not expire but shall remain in effect until such Assumed Obligations are fully satisfied.

Section 11.4.                                Net Amounts.

Any amounts recoverable by any party pursuant to this Article XI with respect to any Buyer’s Losses or Sellers’ Losses, as the case may be, shall be decreased by any insurance proceeds or other amounts relating to such Buyer’s Losses or Sellers’ Losses, as the case may be, paid to such Indemnified Party by any Person (other than any Affiliate of such Indemnified Party) not a party to this Agreement.

Section 11.5.                                Indemnification Proceedings.

In the event that any claim or demand for which a party (an “Indemnifying Party”), would be liable to the another party under Section 11.2 or Section 11.3 (an “Indemnified Party”) is asserted against or sought to be collected from an Indemnified Party by a third party, the Indemnified Party shall with reasonable promptness notify the Indemnifying Party of such claim or demand, but the failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations under this Article XI, except to the extent the Indemnifying Party demonstrates that the defense of such claim or demand is materially prejudiced thereby.  The Indemnifying Party shall have 30 days from receipt of the above notice from the Indemnified Party (in this Section 11.5, the “Notice Period”) to notify the Indemnified Party whether or not

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the Indemnifying Party desires, at the Indemnifying Party’s sole cost and expense, to defend the Indemnified Party against such claim or demand; provided, that the Indemnified Party is hereby authorized prior to and during the Notice Period to file any motion, answer or other pleading that it shall deem necessary or appropriate to protect its interests or those of the Indemnifying Party and not prejudicial to the Indemnifying Party.  In each such instance, the Indemnifying Party shall employ counsel reasonably acceptable to the Indemnified Party.  If the Indemnifying Party elects to assume the defense of any such claim or demand, the Indemnified Party shall have the right to employ separate counsel at its own expense and to participate in the defense thereof.  If the Indemnifying Party (i) elects not to assume the defense of such claim or demand, (ii) fails to give notice to the Indemnified Party during the Notice Period, (iii) fails to employ counsel reasonably acceptable to the Indemnified Party, (iv) the Indemnified Party reasonably concludes that there may be defenses available to such Indemnified Party that are different from or additional to those available to the Indemnifying Party, or (v) the Indemnified Party’s counsel shall have advised the Indemnified Party in writing, with a copy delivered to the Indemnifying Party, that there is a material conflict of interest that could violate applicable standards of professional conduct to have common counsel and counsel for the Indemnifying Party concurs with that advice, the Indemnified Party shall be entitled to assume the defense of such claim or demand with counsel of its own choice, at the expense of the Indemnifying Party.  If the claim or demand is asserted against both the Indemnifying Party and the Indemnified Party and based on the advice of counsel reasonably satisfactory to the Indemnifying Party it is determined that there is a conflict of interest which renders it inappropriate for the same counsel to represent both the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall be responsible for paying separate counsel for the Indemnified Party; provided, however, that the Indemnifying Party shall not be responsible for paying for more than one separate firm of attorneys to represent all of the Indemnified Parties, regardless of the number of Indemnified Parties.  If the Indemnifying Party elects to assume the defense of such claim or demand, (i) no compromise, admission or settlement thereof may be effected by the Indemnifying Party without the Indemnified Party’s written consent (which shall not be unreasonably withheld) unless the sole relief provided is monetary damages that are paid in full by the Indemnifying Party and (ii) the Indemnifying Party shall have no liability with respect to any compromise or settlement thereof effected without its written consent (which shall not be unreasonably withheld).  No Indemnifying Party shall consent to the entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by each claimant or plaintiff to each Indemnified Party of a release from all liability in respect of all claims asserted.

Section 11.6.                                Indemnification Exclusive Remedy.

Indemnification pursuant to the provisions of this Article XI shall be the exclusive remedy after the Closing of the parties hereto for any misrepresentation or breach of any warranty, covenant or agreement contained in this Agreement or in any closing document executed and delivered pursuant to the provisions hereof or thereof, or any other claim arising out of the transactions contemplated by this Agreement.

Section 11.7.                                Limited to Actual Damages.

The indemnification obligations of the parties pursuant to this Article XI shall be limited to actual Buyer’s Losses or Sellers’ Losses, as the case may be, and shall not include incidental,

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special, consequential, indirect, punitive, or exemplary damages, provided that any incidental, special, consequential, indirect, punitive, or exemplary damages recovered by a third party (including a Governmental Entity, but excluding any Affiliate of any party) against a party entitled to indemnity pursuant to this Article XI shall be included in the damages recoverable under such indemnity.

Section 11.8.                                Indemnification Despite Negligence.

IT IS THE EXPRESS INTENTION OF THE PARTIES HERETO THAT EACH PARTY TO BE INDEMNIFIED PURSUANT TO THIS ARTICLE XI SHALL BE INDEMNIFIED AND HELD HARMLESS FROM AND AGAINST ALL BUYER’S LOSSES OR SELLERS’ LOSSES, AS THE CASE MAY BE, AS TO WHICH INDEMNITY IS PROVIDED FOR UNDER THIS ARTICLE XI, NOTWITHSTANDING THAT ANY SUCH DAMAGES ARISE OUT OF OR RESULT FROM THE ORDINARY, STRICT, SOLE, OR CONTRIBUTORY NEGLIGENCE OF SUCH PARTY AND REGARDLESS OF WHETHER ANY OTHER PARTY (INCLUDING THE OTHER PARTIES TO THIS AGREEMENT) IS OR IS NOT ALSO NEGLIGENT; PROVIDED, HOWEVER, NOTHING HEREIN IS INTENDED OR SHALL BE CONSTRUED TO AS AN INDEMNIFICATION BY ONE PARTY FOR THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE OTHER PARTY.  THE PARTIES HERETO ACKNOWLEDGE THAT THE FOREGOING COMPLIES WITH THE EXPRESS NEGLIGENCE RULE AND IS CONSPICUOUS.

Section 11.9.                                Tax Treatment of Indemnification Amounts.

Sellers and Buyer agree that any amounts recoverable by any party pursuant to this Article XI with respect to any Buyer’s Losses or Sellers’ Losses shall be treated as adjustments to the Purchase Price for all Tax purposes.

Section 11.10.                                Sellers Aggregate Indemnity Limits.

Notwithstanding anything to the contrary contained elsewhere in the Agreement, Sellers shall not be required to indemnify Buyer under Section 11.2(a) for aggregate Buyer’s Losses in excess of twenty percent (20%) of the Purchase Price.

ARTICLE XII
Miscellaneous Matters

Section 12.1.                                Notices.

All notices, requests, demands, and other communications required or permitted to be given or made hereunder by any party hereto shall be in writing and shall be deemed to have been duly given or made if (i) delivered personally, (ii) transmitted by first class registered or certified mail, postage prepaid, return receipt requested, (iii) sent by a recognized prepaid overnight courier service (which provides a receipt), or (iv) sent by email, facsimile transmission, with receipt acknowledged, to the parties at the following addresses (or at such other addresses as shall be specified by the parties by like notice):

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If to Sellers:                                      Linn Energy Holdings, LLC
600 Travis Street, Suite 5100
Houston, Texas 77002
Attention: Charlene A. Ripley, Senior Vice President, General Counsel and Corporate Secretary
Fax No.:  (281) 840-4001, Email: cripley@linnenergy.com

If to Buyer:                                       Devon Energy Production Company, LP
20 N Broadway
1500 Mid-America Tower
Oklahoma City OK 73102-8260
Attention:                  Jeff Ritenour, Manager, Acquisitions and Divestitures
Fax No.:                    (405) 552-8109
Email:                        Jeff.Ritenour@dvn.com

Such notices, requests, demands, and other communications shall be effective upon receipt.

Section 12.2.                                Prorations, Deposits and Taxes.

No sales, transfer or similar tax will be collected at Closing from Buyer in connection with this transaction.  If, however, this transaction is later deemed to be subject to sales, transfer or similar tax, for any reason, Buyer agrees to be solely responsible, and shall indemnify and hold Seller (and its Affiliates, and its and their directors, officers, employees, attorneys, contractors and agents) harmless, for any and all sales, transfer or other similar taxes (including related penalty, interest or legal costs) due by virtue of this transaction on the Properties transferred pursuant hereto and the Buyer shall remit such taxes at that time.  Seller and Buyer agree to cooperate with each other in demonstrating that the requirements for exemptions from such taxes have been met.

For the avoidance of doubt, and notwithstanding any provision in this Agreement to the contrary, Buyer acknowledges that its obligations under this Section 12.2 will survive Closing.

Section 12.3.                                Entire Agreement.

This Agreement, the Sellers Disclosure Schedule, together with the Exhibits and other writings referred to herein or delivered pursuant hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof; provided that any Confidentiality Agreement executed by Buyer and Sellers, in connection with the transaction contemplated hereby remains in full force and effect and is not superseded or modified by this Agreement.  This Agreement shall survive the Closing.

Section 12.4.                                Injunctive Relief.

The parties hereto acknowledge and agree that irreparable damage would occur in the event any of the provisions of this Agreement were not performed in accordance with their specific terms

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or were otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement, and shall be entitled to enforce specifically the provisions of this Agreement, including Sellers’ obligation to sell, transfer and deliver the Properties to Buyer in accordance with this Agreement, in any court of the United States or any state thereof having jurisdiction, in addition to any other remedy to which the parties may be entitled under this Agreement or at law or in equity.

Section 12.5.                                Binding Effect; Assignment; No Third Party Benefit.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors, and permitted assigns.  Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.  Except as provided in Section 8.5 and Article XI, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto, and their respective heirs, legal representatives, successors, and permitted assigns, any rights, benefits, or remedies of any nature whatsoever under or by reason of this Agreement.

Section 12.6.                                Severability.

If any provision of this Agreement is held to be unenforceable, this Agreement shall be considered divisible and such provision shall be deemed inoperative to the extent it is deemed unenforceable, and in all other respects this Agreement shall remain in full force and effect; provided, however, that if any such provision may be made enforceable by limitation thereof, then such provision shall be deemed to be so limited and shall be enforceable to the maximum extent permitted by Applicable Law.

Section 12.7.                                GOVERNING LAW.

THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF TEXAS, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAWS THEREOF, EXCEPT FOR MATTERS RELATING TO TITLE TO PROPERTY, WHICH SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, THE LAWS OF THE JURISDICTION IN WHICH SUCH PROPERTY IS LOCATED.

Section 12.8.                                Counterparts.

This instrument may be executed in any number of identical counterparts, each of which for all purposes shall be deemed an original, and all of which shall constitute collectively, one instrument.  It is not necessary that each party hereto execute the same counterpart so long as identical counterparts are executed by each such party hereto.  This instrument may be validly executed and delivered by facsimile or other electronic transmission.

Section 12.9.                                WAIVER OF CONSUMER RIGHTS.

BUYER HEREBY WAIVES ITS RIGHTS UNDER THE TEXAS DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS AND

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COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS, AND ANY SIMILAR LAW IN ANY OTHER STATE TO THE EXTENT SUCH ACT OR SIMILAR LAW WOULD OTHERWISE APPLY.  AFTER CONSULTATION WITH AN ATTORNEY OF BUYER’S OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

Section 12.10.                                Replacement Bonds, Letters of Credit and Guarantees.

The parties understand that none of the bonds, letters of credit and guarantees, if any, posted by Sellers or any of their Affiliates with any Governmental Authority or third Person and relating to Sellers or the Properties are to be transferred to Buyer.  On or before Closing, Buyer shall obtain, or cause to be obtained in the name of Buyer, replacements for the bonds, letters of credit and guarantees identified in Schedule 12.10, and shall cause, effective as of the Closing, cancellation or return to Sellers of those bonds, letters of credit or guarantees.  Buyer may also provide evidence that such replacements are not necessary as a result of existing bonds, letters of credit or guarantees that Buyer has previously posted as long as such existing bonds, letters of credit or guarantees are adequate to secure the release of those posted by Sellers.  Except for bonds, letters of credit and guarantees related primarily to the Excluded Assets, Schedule 12.10 identifies the bonds, letters of credit and guarantees posted by Sellers as of the date noted on such schedule.

ARTICLE XIII
Definitions and References

Section 13.1.                                Certain Defined Terms.

Each term that is enclosed by parentheses and quotation marks in the preamble, recitals or body of this Agreement, or that is specified as a defined term in this Agreement, is and shall be a defined term.  Wherever used in this Agreement with initial capitalization, each term defined in this Agreement shall have the meaning ascribed to it in this Agreement.  When used in this Agreement, the following terms shall have the respective meanings assigned to them in this Section 13.1:

“AAA” means the American Arbitration Association.

“Affiliate” means any Person directly or indirectly controlling, controlled by or under common control with a Person.

“Agreement” means this Asset Purchase and Sale Agreement, as hereafter amended or modified in accordance with the terms hereof.

“Applicable Law” means any Law, exclusive of Environmental Laws.

“Assumed Obligations” means all obligations to timely fulfill, perform, pay, and discharge (or cause to be timely fulfilled, performed, paid or discharged) all of the costs, obligations and liabilities of Sellers, known or unknown, of whatsoever kind or nature, with respect to the Properties:(A) arising or pertaining to the period from and after the Effective Date, including but not limited to: (i) the obligation to (y) plug and abandon or remove and dispose of all wells, platforms, structures, flow lines, pipelines and other equipment, pits and holding ponds hereafter

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located on the Oil and Gas Properties, and (z) cap and bury all flow lines and other pipelines hereafter located on the Oil and Gas Properties to the extent used or formerly used in connection with the Deep Rights, (ii)  obligations and liabilities arising from or in connection with any Imbalances initially arising after the Effective Date with respect to the production of Hydrocarbons in which Buyer has any right or interest; (iii)  all Taxes assessed with respect to a period which begins on or after the Effective Date; and (iv) obligations with respect to the disputes, actions, suits and proceedings including those described on Schedule 4.6 (and any other actions, suits or proceedings arising out of the same facts or circumstances), regardless of the Properties to which such disputes, actions, and proceedings relate; and (B) arising or pertaining to the Deep Rights of or underlying the Lands, regardless of when occurring, excluding any obligation, cost or liability of Sellers arising from or associated with the Existing Deep Wells or any pre-Effective Date Imbalances; provided, that Assumed Obligations does not mean or include Sellers’ obligations and liabilities with respect to the Retained Obligations.

“Business Day” means a day other than a Saturday, Sunday or day on which commercial banks in the State of Texas are authorized or required to be closed for business.

“Code” means the Internal Revenue Code of 1986, or any comparable successor statute thereto, as amended.

“Confidentiality Agreement” means that certain Confidentiality Agreement by and between Sellers and Buyer dated August 6, 2008.

“Credit Facility” means collectively, the Third Amended and Restated Credit Agreement dated August 31, 2007 (as amended by the First Amendment to the Third Amended and Restated Credit Agreement dated November 2, 2007 and the Second Amendment to the Third Amended and Restated Credit Agreement dated January 31, 2008) among Linn Energy, LLC as Borrower and BNP Paribas as Administrative Agent and the Lenders signatory thereto; and the Second Lien Term Loan Agreement dated January 31, 2008 among Linn Energy, LLC as Borrower and BNP Paribas as Administrative Agent, RBC Capital Markets as Syndication Agent and the Lenders signatory thereto.

“Deep Rights” means rights, titles and interests associated with, but limited to, the Deep Zones.  The parties recognize that the depth of the Mississippi Limestone Formation may not be uniform throughout the Lands and agree that it is their express intent for Sellers to convey and Buyer to acquire rights limited to the Mississippi Limestone Formation and all lower depths, as further described in this Purchase and Sale Agreement.

“Deep Zones” means the area from and below the stratagraphic equivalent of the top of the Mississippi Limestone Formation, as identified at 11,244’ measured depth on the induction log in the Leon Little 3-2 Well (API No. 3501723828) located in Section 2-12N-10W, Canadian County, Oklahoma.

“Dollars” or “$” means U.S. Dollars.

“Dominion” means Dominion Exploration & Production, Inc., a Delaware corporation, Dominion Oklahoma Texas Exploration & Production, Inc., a Delaware corporation, LDNG

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Texas Holdings, LLC, an Oklahoma limited liability company and DEPI Texas Holdings, LLC, a Delaware limited liability company, collectively.

“Dominion PSA” means that certain Amended and Restated Mid-Continent Onshore Package Purchase Agreement dated as of August 30, 2007, between by and between Dominion, as sellers, and Linn Energy, LLC, as buyer, as amended by that certain First Amendment to Purchase and Sale Agreement dated March 13, 2008, by and between Dominion and Linn Energy.

“Effective Date” means August 15, 2008.

“Environmental Laws” means all national, state, municipal or local laws, rules, regulations, statutes, ordinances, orders or other legally enforceable directives of any Governmental Entity pertaining to the protection of human health, natural resources, wildlife or the environment, or the regulation of, or exposure to, Hazardous Materials, including the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorization Act, 42 U.S.C. § 9601 et seq., the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Federal Water Pollution Control Act, as amended by the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. §7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., and any similar state or local statutes.

“Environmental Liabilities” means any and all damages (including any remedial, removal, response, abatement, clean-up, investigation and/or monitoring costs, environmental response costs, fines, penalties and associated legal costs) incurred or imposed (i) pursuant to any agreement order, notice of responsibility, directive (including directives embodied in Environmental Laws), injunctions, judgment or similar documents (including settlements) arising out of, in connection with, or under Environmental Laws, or (ii) pursuant to any claim by a Governmental Entity or any other Person under Environmental Law for personal injury, property damage, damage or injury to natural resources or wildlife, remediation, or payment or reimbursement of response costs incurred or expended by such Governmental Entity or other Person.

“Escrow Agent” means Wells Fargo Bank, National Association.

“Escrow Agreement” means that certain escrow agreement by and between Buyer, LEH and Escrow Agent dated of even date herewith.

“Governing Documents” means, when used with respect to an entity, the documents governing the formation and operation of such entity, including (i) in the instance of a corporation, the articles or incorporation and bylaws of such corporation, (ii) in the instance of a partnership, the partnership agreement, and (iii) in the instance of a limited liability company, the certificate of formation and limited liability company agreement.

“Governmental Entity” means any court or tribunal in any jurisdiction (domestic or foreign) or any federal, state, county, municipal or other governmental or quasi-governmental body, agency, authority, department, board, commission, bureau or instrumentality.

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“Hazardous Materials” means (i) any substance or material that is listed, defined, or otherwise designated as a “hazardous substance” under Section 101(14) of CERCAL, (ii) any petroleum or petroleum products, (iii) radioactive materials, urea formaldehyde, asbestos, and PCBs and (iv) any other chemical substance or waste that is regulated by any Governmental Entity under any Environmental Law.

“Hedge” means any future derivative, swap, collar, put, call, cap, option or other contract that is intended to benefit from, relate to, or reduce or eliminate the risk of fluctuations in interest rates, basis risk or the price of commodities, including Hydrocarbons.

“Hydrocarbons” means oil, gas, other liquid or gaseous hydrocarbons, or any of them or any combination thereof, and all products and substances extracted, separated, processed and produced therefrom.

“Imbalances” means gas production, pipeline, storage, processing or other imbalance attributable to substances produced from the Oil and Gas Properties.

“Knowledge” of Sellers (or similar references to Sellers’ knowledge) means all information of which either the Chief Executive Officer, President and Chief Operating Officer, Senior Vice President, Operations, the Executive Vice President, Chief Financial Officer, or the Vice President, Operations Mid-continent Deep of any of Sellers have actual knowledge have actual knowledge including the Persons identified in Section 13.1(a) of Sellers Disclosure Schedule.  Knowledge of Buyer (or similar references to Buyer’s knowledge) means all information of which either the Chief Executive Officer, President and Chief Operating Officer, Senior Vice President, Operations and the Executive Vice President and Chief Financial Officer, of Sellers, have actual knowledge including the Persons identified in Section 13.1(b) of Sellers Disclosure Schedule.

“Laws” means all constitutional provisions, statutes, rules, regulations, ordinances, judicial and administrative decisions, decrees, judgments, rulings and orders, and codes of, or adopted, enacted, promulgated, governing or issued by, any Governmental Entity, including the common law.

“Leases” means oil, gas or mineral leases, leasehold estates, operating rights, rights under compulsory pooling orders, and other rights authorizing the owner thereof to explore or drill for and produce Hydrocarbons and other minerals, contractual rights to acquire any such of the foregoing interest, which have been or may be earned by performance, and fee and term mineral and royalty interests, and overriding royalty interests, net profits interests, production payments and other interests payable out of Hydrocarbon production.

“Lender” means the lenders party to the Credit Facility.

“Lien” means any lien, mortgage, deed of trust, security interest, pledge, charge, or similar encumbrance against, covering, affecting or encumbering any property or right to secure the payment of a debt or performance of an obligation or understanding.

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“Material Contract” means any contract or agreement (i) to which any Seller is a party or by or under which any Seller or any of the Properties may be subject or bound, (ii) which is not terminable by Sellers at will and without penalty upon sixty (60) days notice or less, (iii) which in any manner pertains to, covers, involves or includes any of the Properties, and (iv) which is of a type described or identified at item (A), (B), (C), (D), (E),  (F), (G), (H) or (I) immediately below.

(A)           contracts or agreements for the purchase, sale or exchange of Hydrocarbons;

(B)           contracts or agreements for the gathering, treatment, processing, handling, storage or transportation of Hydrocarbons;

(C)           operating agreements, unit agreements, and unit operating agreements;

(D)           contracts or agreements under which any Seller is or may be obligated to transfer, assign or convey any right, title or interest in any Oil and Gas Property to any other Person (other than Buyer);

(E)           contracts or agreements under which any Seller may earn or acquire, or is or may be obligated to purchase or acquire any right, title or interest in any Deep Rights of or underlying the Lands;

(F)           contracts or agreements under which any Seller is required to take some action to earn or obtain an assignment or transfer of or title to any interest in any Scheduled Lease;

(G)           contracts creating any area of mutual interest;

(H)           partnership agreements and joint venture agreements; and

(I)           contracts or agreements creating any hedges or hedging positions with respect to the purchase or sales price of Hydrocarbons.

“Net Acreage” means the net number of mineral acres of Deep Rights covered by and subject to the associated Lease, without regard to the associated Net Revenue Interest.

“Net Revenue Interest” means an interest (expressed as a percentage or decimal fraction) in and to all Hydrocarbons produced and saved from or attributable to the associated Lease.

“Permits” means licenses, permits, franchises, consents, approvals, variances, exemptions, and other authorizations of or from Governmental Entities.

“Person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, estate, enterprise, unincorporated organization, or Governmental Entity.

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“Proceedings” means all proceedings, actions, claims, suits, investigations, and inquiries by or before any arbitrator or Governmental Entity.

“Reasonable Best Efforts” means a party’s reasonable best efforts in accordance with reasonable commercial practice; provided, however, no party shall be required to file or threaten litigation in order to have performed “Reasonable Best Efforts”.

“Retained Obligations” means Sellers’ obligations, liabilities, and duties (including associated attorneys’ fees and costs of litigation, arbitration and settlements) of any nature or kind, whether know or unknown, whether by contract, agreement, lease, operation of Law or otherwise, arising from, relating to or connection with, directly or indirectly, any of the following: (i)  the Credit Facility, any other debt instruments of Sellers or any of their Affiliates, or any amounts that may be due and owing Sellers’ officers, employees or owners, (ii) the Excluded Assets, including any obligation, undertaking, duty and/or liability of any Seller or any other Person in connection with or arising from the ownership, operation and/or use of any of the Excluded Assets, regardless of when occurring or arising, (iii) Taxes attributable to the Properties for all periods prior to the Effective Date, (iv) any Hedge relating to the Properties which was placed in effect by any Person other than Buyer prior to the Closing, (v) all Imbalances associated with the Shallow Zones of or underlying the Lands regardless of when occurring, including the production or proceeds of production of Hydrocarbons therefrom, and all Imbalances arising prior to the Effective Date with respect to the Oil and Gas Properties, including the production or proceeds of production of Hydrocarbons therefrom, and (vi) Sellers’ or any of their Affiliate’s gross negligence or willful misconduct related to the ownership or operation of the Oil and Gas Properties between the Effective Date and Closing.

“Securities Act” shall mean the Securities Act of 1933, as amended, and all rules and regulations under such Act.

“Sellers Disclosure Schedule” shall mean Schedule 4 attached hereto, which sets forth additional information regarding the representations and warranties of Sellers contained herein and information called for hereby.

“Shallow Zones” mean all depths above the Deep Zones.

“Tax Returns” mean any return, report, statement, form or similar statement required to be filed with respect to any Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return or declaration of estimated Taxes.

“Tax” or “Taxes” means any income taxes or similar assessments or any sales, excise, occupation, use, ad valorem, property, production, severance, transportation, employment, payroll, franchise, or other tax imposed by any United States federal, state, or local (or any foreign or provincial) taxing authority, including any interest, penalties, or additions attributable thereto.

“Working Interest” means the percentage of costs and expenses attributable to the maintenance, development and operation of an Oil and Gas Property.

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Section 13.2.                                Certain Additional Defined Terms.

In addition to such terms as are defined in the preamble to this Agreement and in Section 14.1, the following terms are used in this Agreement as defined in the Articles or Sections set forth opposite such terms:

Defined Term	Reference
Accounting Dispute	Section 2.3(c)
Accounting Referee	Section 2.3(c)
Adjusted Purchase Price	Section 2.1
Allocated Value	Section 8.2(b)
Assignment	Section 9.1(f)
Buyer’s Losses	Section 11.2
Buyer’s Title Review	Section 8.1(a)
Closing	Article III
Closing Date	Article III
Cure Period	Section 8.5(b)
Depth Severance	Section 8.6(a)
Depth Severance Amount	Section 8.6(b)
Depth Severance Notice	Section 8.6(c)
Defect Dispute	Section 8.4
Defects Escrow	Section 8.5(b)
Defects Escrow Agent	Section 8.5(b)
Defects Escrow Agreement	Section 8.5(b)
Defensible Title	Section 8.2(c)
Deposit	Section 2.4(a)
Dominion Heritage Leases	Section 4.10
Examination Period	Section 8.1(a)
Excluded Assets	Section 1.2
Existing Deep Wells	Section 1.2(b)
Extended Examination Period	Section 8.1(c)
Holdback Amount	Section 8.6(d)
Indemnified Party	Section 11.5
Indemnifying Party	Section 11.5
Independent Expert	Section 8.4
Lands	Section 1.1(b)
Material Title Benefit	Section 8.3(b)
Notice Period	Section 11.5
Oil and Gas Properties	Section 1.1
Permitted Encumbrances	Section 8.2(d)
Post-Closing Defect	Section 8.5(b)
Properties	Section 1.1
Purchase Price	Section 2.1
Records	Section 1.1(e)
Rules	Section 8.4
Sellers’ Losses	Section 11.3

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Defined Term	Reference
Side Letter	Section 7.11
Subject Leases	Section 1.1(a)
Surface Contracts	Section 1.1(f)
Survival Date	Section 11.2(b)
Title Benefit	Section 8.3(a)
Title Benefit Amount	Section 8.3(c)
Title Defect	Section 8.2(a)
Title Defect Amount	Section 8.2(b)
Title Defect Notice	Section 8.1(b)
Title Defect Property	Section 8.1(b)

Section 13.3.                                References, Titles and Construction.

(a)           All references in this Agreement to articles, sections, subsections and other subdivisions refer to corresponding articles, sections, subsections and other subdivisions of this Agreement unless expressly provided otherwise.

(b)           Titles appearing at the beginning of any of such subdivisions are for convenience only and shall not constitute part of such subdivisions and shall be disregarded in construing the language contained in such subdivisions.

(c)           The words “this Agreement”, “this instrument”, “herein”, “hereof”, “hereby”, “hereunder” and words of similar import refer to this Agreement as a whole and not to any particular subdivision unless expressly so limited.

(d)           Words in the singular form shall be construed to include the plural and vice versa, unless the context otherwise requires.  Pronouns in masculine, feminine and neuter genders shall be construed to include any other gender.

(e)           Unless the context otherwise requires or unless otherwise provided herein, the terms defined in this Agreement which refer to a particular agreement, instrument or document also refer to and include all renewals, extensions, modifications, amendments or restatements of such agreement, instrument or document, provided that nothing contained in this subsection shall be construed to authorize such renewal, extension, modification, amendment or restatement.

(f)           Examples shall not be construed to limit, expressly or by implication, the matter they illustrate.

(g)           The word “or” is not intended to be exclusive and the word “includes” and its derivatives means “includes, but is not limited to” and corresponding derivative expressions.

(h)           No consideration shall be given to the fact or presumption that one party had a greater or lesser hand in drafting this Agreement.

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(i)           Wherever the term “Sellers” is used in this Agreement, it shall mean and refer to each Seller or any one or more of the Sellers (including all Sellers) as the context requires.

(j)           Each such Exhibit and Schedule attached hereto is incorporated herein by reference for all purposes and references to this Agreement shall also include such Exhibit or Schedule unless the context in which used shall otherwise require.

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IN WITNESS WHEREOF, this Agreement is executed by the parties hereto on the date set forth above.

SELLERS:

LINN ENERGY HOLDINGS, LLC, a Delaware limited liability company

By:  /s/ Mark E. Ellis
Mark E. Ellis, President and Chief Operating Officer

LINN OPERATING, INC., a Delaware corporation

By:  /s/ Mark E. Ellis
Mark E. Ellis, President and Chief Operating Officer

MIDCONTINENT I, LLC

By:  /s/ Mark E. Ellis
Mark E. Ellis, President and Chief Operating Officer

MIDCONTINENT II, LLC

By:  /s/ Mark E. Ellis
Mark E. Ellis, President and Chief Operating Officer

BUYER:

DEVON ENERGY PRODUCTION COMPANY, LP, an Oklahoma limited partnership

By:  /s/ K. Earl Reynolds
K. Earl Reynolds
Vice President

Signature Page to Purchase and Sale Agreement- Woodford Area